As filed with the Securities and Exchange Commission on July 14, 2000.
                                                     Registration No. 333-40314


-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                          Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

           Delaware                         6711                 63-0589368
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)


                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 944-1300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                             Samuel E. Upchurch, Jr.
                     General Counsel and Corporate Secretary
                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III            CHARLES E. GREEF
   LANGE, SIMPSON, ROBINSON &            ALSTON & BIRD LLP          JENKENS & GILCHRIST, P.C.
         SOMERVILLE LLP            601 PENNSYLVANIA AVENUE, N.W.         1445 ROSS AVENUE
417 NORTH 20TH STREET, SUITE 1700   NORTH BUILDING, SUITE 1100             SUITE 3200
       BIRMINGHAM, AL 35203           WASHINGTON, D.C. 20004          DALLAS, TEXAS 75202
         (205) 250-5000                   (202) 756-3303                  (214) 855-4500

                              --------------------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

          PROXY STATEMENT                              PROSPECTUS
        HERITAGE BANCORP, INC.                 REGIONS FINANCIAL CORPORATION
                                          UP TO 1,025,135 SHARES OF COMMON STOCK


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Heritage Bancorp, Inc. and Regions Financial Corporation have agreed on a merger of Heritage and Regions. Regions will be the surviving corporation in the merger. Regions is a regional bank holding company headquartered in Birmingham, Alabama. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas.

     If the merger is completed, you will receive 1.5 shares of Regions common stock for each of your shares of Heritage common stock, subject to possible adjustment. Regions stockholders will continue to own their existing shares of Regions common stock after the merger.

     We cannot complete the merger unless the stockholders of Heritage approve it. Heritage has scheduled a special meeting for its stockholders to vote on the merger.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger. If you do not return your card, the effect will be the same as a vote against the merger.


     Regions common stock is traded on the Nasdaq National Market under the symbol "RGBK." Based on the closing price of Regions common stock on July 13, 2000 of $21.38, you would receive approximately $32.25 worth of Regions common stock for each of your shares of Heritage common stock.


     The date, time, and place of the special meeting of stockholders is as follows:


                         August 7, 2000      9:00 a.m.


                     Round Rock Branch, Texas Heritage Bank
            101 West Old Settlers Boulevard, Round Rock, Texas 78681

     This Proxy Statement-Prospectus provides you with detailed information about the proposed merger. You can also get information about Regions from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. Your board of directors strongly supports this merger of Heritage with Regions, and I join with the other members of the board of directors in enthusiastically recommending that you vote in favor of the merger.

                                          Robert D. Wunsch
                                          Chairman of the Board
                                          Heritage Bancorp, Inc.

SHARES OF REGIONS COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED THE REGIONS COMMON STOCK TO BE ISSUED UPON COMPLETION OF THE MERGER OR DETERMINED IF THIS PROXY

STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Proxy Statement-Prospectus dated July 17, 2000, and first mailed to stockholders on July 17, 2000.

                             HERITAGE BANCORP, INC.
                     500 HIGHWAY 79 WEST, HUTTO, TEXAS 78634

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                            TO BE HELD AUGUST 7, 2000




     Heritage Bancorp, Inc. will hold a special meeting of Stockholders at the Round Rock Branch of Texas Heritage Bank, located at 101 West Old Settlers Boulevard, Round Rock, Texas 78681 on August 7, 2000, at 9:00 a.m., local time. At the special meeting the following matters will be presented for stockholder vote:


     1. Merger. The Agreement and Plan of Merger, dated as of April 4, 2000, by and between Heritage and Regions Financial Corporation. If the agreement is approved and the merger is completed, (1) Heritage will merge with and into Regions with Regions as the surviving corporation and (2) each share of Heritage common stock (excluding certain shares held by Heritage, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 1.5 shares of Regions common stock, subject to possible adjustment, with cash to be paid in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement-Prospectus; and

     2. Other Business. Such other business as may properly come before the special meeting, including adjourning the special meeting to permit, if necessary, further solicitation of proxies.


     Stockholders of record at the close of business on June 27, 2000, will receive notice of and may vote at the special meeting or any adjournment or postponement thereof.


     You have a right to dissent from the merger and obtain payment of the fair value of your Heritage shares in cash by complying with the applicable provisions of Texas law, which are attached to the accompanying Proxy Statement-Prospectus as Appendix C.

     Your board of directors unanimously recommends that you vote FOR the proposals listed above.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting in person. You can revoke your proxy by filing with the Secretary of Heritage an instrument of revocation or a duly executed proxy bearing a later date or by revoking your proxy in person at the special meeting.

                                          By Order of the Board of Directors



                                          Corinne Hooker
                                          Corporate Secretary



July 17, 2000

                                TABLE OF CONTENTS

SUMMARY...........................................................................................................1
         The Companies............................................................................................1
         The Merger ..............................................................................................1
         Comparative Per Share Market Price Information ..........................................................2
         Reasons for the Merger ..................................................................................2
         Opinion of Financial Advisor ............................................................................2
         The Special Meeting .....................................................................................3
         Recommendations to Stockholders .........................................................................3
         Record Date; Voting Power ...............................................................................3
         Vote Required ...........................................................................................3
         Conditions to Completion of the Merger ..................................................................3
         Termination of the Merger Agreement .....................................................................4
         Federal Income Tax Consequences .........................................................................4
         Accounting Treatment ....................................................................................5
         Interests of Persons in the Merger That Are Different from Yours ........................................5
         Dissenters' Appraisal Rights ............................................................................5
         Regulatory Approvals ....................................................................................5
         Comparative Per Share Data...............................................................................5
         Selected Financial Data..................................................................................7
THE SPECIAL MEETING..............................................................................................10
         General.................................................................................................10
         Record Date; Vote Required..............................................................................11
THE MERGER.......................................................................................................11
         General.................................................................................................11
         Possible Adjustment of Exchange Ratio...................................................................12
         Treatment of Heritage Options...........................................................................13
         Background of the Merger................................................................................14
         Heritage's Reasons for the Merger.......................................................................14
         Regions' Reasons for the Merger.........................................................................15
         Opinion of Heritage's Financial Advisor.................................................................16
         Effective Time of the Merger............................................................................19
         Distribution of Regions Stock Certificates and Payment For Fractional Shares............................20
         Conditions to Consummation of the Merger................................................................20
         Regulatory Approvals....................................................................................21
         Waiver, Amendment, and Termination of the Merger Agreement..............................................22
         Conduct of Business Pending the Merger..................................................................23
         Management Following the Merger.........................................................................24
         Interests of Certain Persons in the Merger..............................................................24
         Dissenting Stockholders.................................................................................25
         Federal Income Tax Consequences of the Merger...........................................................28
         Accounting Treatment....................................................................................29
         Expenses and Fees.......................................................................................29
         Resales of Regions Common Stock.........................................................................29
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS...................................................................30
         Antitakeover Provisions Generally.......................................................................30
         Authorized Capital Stock................................................................................31
         Amendment of Certificate or Articles of Incorporation and Bylaws........................................32
         Classified Board of Directors and Absence of Cumulative Voting..........................................32

         Removal of Directors....................................................................................33
         Limitations on Director Liability.......................................................................33
         Indemnification.........................................................................................34
         Special Meetings of Stockholders........................................................................34
         Actions by Stockholders Without a Meeting...............................................................35
         Stockholder Nominations.................................................................................35
         Mergers, Consolidations, and Sales of Assets Generally..................................................35
         Business Combinations with Certain Persons..............................................................36
         Dissenters' Rights......................................................................................36
         Stockholders' Rights to Examine Books and Records.......................................................37
         Dividends...............................................................................................37
COMPARATIVE MARKET PRICES AND DIVIDENDS..........................................................................38
INFORMATION ABOUT HERITAGE.......................................................................................40
         Competition.............................................................................................40
         Legal Proceedings.......................................................................................40
         Management..............................................................................................40
         Transactions with Management............................................................................42
         Voting Securities and Principal Stockholders............................................................42
INFORMATION ABOUT REGIONS........................................................................................43
         General.................................................................................................43
         Recent Developments.....................................................................................43
SUPERVISION AND REGULATION.......................................................................................45
         General.................................................................................................45
         Payment of Dividends....................................................................................46
         Capital Adequacy........................................................................................47
         Prompt Corrective Action................................................................................48
         FDIC Insurance Assessments..............................................................................49
DESCRIPTION OF REGIONS COMMON STOCK..............................................................................49
STOCKHOLDER PROPOSALS............................................................................................50
FORWARD LOOKING STATEMENTS.......................................................................................50
EXPERTS..........................................................................................................51
OPINIONS ........................................................................................................51
WHERE YOU CAN FIND MORE INFORMATION..............................................................................51
APPENDIX A--Agreement and Plan of Merger........................................................................A-1
APPENDIX B--Opinion of Hovde Financial, Inc. ...................................................................B-1
APPENDIX C--Copy of Articles 5.11, 5.12, and 5.13, Texas Business Corporation Act,
     pertaining to dissenters' rights...........................................................................C-1

                                     SUMMARY

     This summary highlights selected information from this Proxy Statement-Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred in order to understand fully the merger and to obtain a more complete description of the legal terms of the merger. See "Where You Can Find More Information" (page 53). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES 40 AND 43)


Heritage Bancorp, Inc.
500 Highway 79 West
Hutto, Texas 78634
(512) 759-5000

Heritage is incorporated in Texas and is a bank holding company. Heritage owns 99.92% of the equity of Texas Heritage Bank, a commercial bank which serves customers in Williamson and Travis Counties in central Texas. As of March 31, 2000, Heritage's total assets were about $102.8 million, deposits were about $95.4 million, and stockholders' equity was about $4.8 million.


REGIONS FINANCIAL CORPORATION
417 North 20th Street
Birmingham, Alabama 35203
(205) 944-1300

Regions is incorporated in Delaware and is a regional bank holding company. Regions provides banking and other financial services. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of March 31, 2000, Regions' total assets were about $41.4 billion, deposits were about $32.0 billion and stockholders' equity was about $3.1 billion.


The section of this Proxy Statement-Prospectus under the caption "Where You Find More Information" on page 51 refers you to places where you can find more information about Regions. As explained in that section, Regions incorporates by reference in this Proxy Statement-Prospectus additional documents that Regions files with the Securities and Exchange Commission. You will find a copy of each such incorporated document that Regions' has previously filed with the SEC accompanying this Proxy Statement-Prospectus, and you can obtain additional copies of them from Regions without charge. You may request them in writing or by telephone from Regions at the following address:

     Regions Financial Corporation
     417 North 20th Street
     Birmingham, AL 35203

     Attention: Shareholder relations

     Telephone: (205) 326-7090

   To allow time for delivery you should make any such request by July 28, 2000.


THE MERGER (PAGE 11)

     Heritage will merge with Regions Financial Corporation. Regions will be the surviving corporation in the merger. When the merger is completed, you will receive 1.5 shares of Regions stock for each share of Heritage stock that you own, subject to possible adjustment. You will not receive a fraction of a share. Instead, you will receive a cash payment for any fraction of a share to which you may become entitled.

     If you elect to dissent from the merger under Texas law and follow the required procedures, you will receive a cash payment for you shares of Heritage common stock instead of receiving Regions common stock. More information about your rights to dissent from the merger, and the procedures you must follow should you choose to do so, is included under the heading "The Merger--Dissenting Stockholders" at page 25.

     The merger agreement provides for an adjustment of the exchange ratio if the trading price of Regions common stock falls below $21.50 per share or rises above $28.50 per share, averaged over a ten trading day period immediately prior to the special meeting. This mechanism is explained in detail under the heading "The Merger--Possible Adjustment of Exchange Ratio" at page 12. The effect of the adjustment provision is to assure that the approximate value of the merger consideration you will receive for each share of Heritage common stock, as of the date of the special meeting, will not be less than $32.25, and likewise it will not exceed $42.75.

     We have attached the merger agreement to this Proxy Statement-Prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that establishes the terms and conditions of the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 38)


     Shares of Regions are quoted on the Nasdaq National Market under the ticker symbol "RGBK". Shares of Heritage are not quoted on any established market. On April 7, 2000, the last full trading day prior to the public announcement of the merger, Regions stock closed at $21.94 per share. As of that date the last known price of Heritage stock was $15.00 per share. On July 13, 2000, Regions stock closed at $21.38 per share and the last known price of Heritage stock was $15.00 per share.



     Based on the exchange ratio in the merger of 1.5, the market value of the consideration that you will receive in the merger for each share of Heritage common stock you hold would be $32.91 based on Regions' April 7, 2000 closing price and $32.25 based on Regions' July 13, 2000 closing price. Of course, the market price of Regions common stock will fluctuate prior to and after completion of the merger, while the exchange ratio will be fixed as of the last trading day before the special meeting. Therefore, you should obtain current stock price quotations for Regions common stock.


REASONS FOR THE MERGER (PAGE 14)

     Before deciding to approve and recommend the merger, your board of directors considered the financial condition and prospects of Heritage, information about Regions, the financial terms of the merger, the likelihood the bank regulators will approve the merger, the federal income tax consequences of the merger, the advice of Heritage's legal and financial advisors, and other factors. Your board of directors decided the merger is advisable and is in your best interests as stockholders.

     To review the background of and reasons for the merger in greater detail, please see the discussion under the headings "The Merger--Background of the Merger" and "The Merger--Heritage's Reasons for the Merger" at pages 14 and 14.

OPINION OF FINANCIAL ADVISOR (PAGE 16)

     In deciding to approve the merger, your board of directors considered the opinion of its financial advisor, Hovde Financial, Inc., that as of the date of the opinion the exchange ratio was fair from a financial point of view to you as Heritage stockholders. We have attached this opinion as Appendix B to this Proxy Statement-Prospectus. You should read it carefully.

THE SPECIAL MEETING (PAGE 10)


     The Heritage special meeting will be held at the Round Rock Branch of Texas Heritage Bank, 101 West Old Settlers Boulevard, Round Rock, Texas 78681, at 9:00 a.m. on August 7, 2000. At the special meeting, Heritage stockholders will be asked to approve the merger agreement.


RECOMMENDATIONS TO STOCKHOLDERS (PAGE 14)

     Your board of directors believes that the merger is fair to you and in your best interests. The board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

RECORD DATE; VOTING POWER (PAGE 11)


     You can vote at the Heritage special meeting if you owned Heritage common stock as of the close of business on June 27, 2000, the record date. On that date, 521,000 shares of Heritage common stock were outstanding and therefore are allowed to vote at the special meeting. You will be able to cast one vote for each share of Heritage common stock you owned on June 27, 2000. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and returning it to Heritage prior to the special meeting.


     Regions stockholders will not vote on the merger.

VOTE REQUIRED (PAGE 11)

     To approve the merger, Heritage stockholders who hold at least two-thirds of the outstanding shares of common stock on the record date must vote for the merger. If you do not vote, this will have the same effect as a vote against the merger.

     All together, the directors and officers of Heritage can cast about 78.6% of the votes entitled to be cast at the Heritage special meeting. The members of your board of directors have agreed to vote all of their shares in favor of the merger.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 20)

     The completion of the merger depends on a number of conditions being met, including the following:

-    Heritage stockholders approving the merger;

- Receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

- The absence of any governmental or court order blocking completion of the merger, or of any proceedings by a government body trying to block it;

- Receipt of an opinion of counsel that the U.S. federal income tax treatment to you the stockholders and to Heritage in the merger will generally be tax-free as we have described it to you in this Proxy Statement-Prospectus; and

- Receipt of an opinion of Hovde Financial, Inc. that the exchange ratio is fair to such stockholders of Heritage from a financial point of view.

     In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. We cannot be certain whether or when any of the conditions we have listed will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 22)

     We can agree at any time to terminate the merger agreement without completing the merger, even if you, the stockholders, have already voted to approve it.

     Moreover, either of the parties can terminate the merger agreement in the following circumstances:

- After a final decision by a governmental authority to prohibit the merger, or after the rejection of an application for a governmental approval required to complete the merger;

-    If the merger is not completed by November 30, 2000;

-    If the Heritage stockholders do not approve the merger; or

- If the other party violates, in a significant way, any of its representations, warranties or obligations under the merger agreement and the party seeking termination is not in violation of the merger agreement.

     The merger agreement may be amended by the written agreement of Regions and Heritage. The parties can amend the merger agreement without stockholder approval, even if the Heritage stockholders have already approved the merger. However, Heritage stockholders must approve any amendments that would modify in a material respect the type or amount of consideration that you will receive in the merger.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 28)

     We have structured the merger with the intent that you will not recognize any gain or loss for U.S. federal income tax purposes in the merger when you exchange all of your shares of Heritage common stock for shares of Regions common stock. You may, however, recognize taxable gain or loss related to any cash you receive instead of a fractional share of Regions common stock. We have conditioned the merger on our receipt of legal opinions that this will be the case, but these opinions will not bind the Internal Revenue Service, which could take a different view.

     THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN HERITAGE STOCKHOLDERS, INCLUDING THE TYPES OF HERITAGE STOCKHOLDERS DISCUSSED ON PAGE 28, AND WILL NOT APPLY TO ANY HERITAGE STOCKHOLDER WHO DISSENTS FROM THE MERGER UNDER TEXAS LAW. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND MANY VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

ACCOUNTING TREATMENT (PAGE 29)

     We expect the merger to qualify for purchase accounting treatment, meaning that the assets and liabilities of Heritage will be recorded at their estimated fair values and added to those of Regions.


INTERESTS OF PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (PAGE 24)

     Some of the officers of Heritage have benefit and compensation plans that provide them with interests in the merger that are different from, or in addition to, their interests as stockholders of Heritage. In particular, they hold outstanding options under Heritage's existing stock option plan, which will be converted into stock options to acquire Regions stock after the merger, and they will become parties to employment agreements with Texas Heritage Bank and Regions upon effectiveness of the merger. Also, members of Heritage's board and its officers are entitled to indemnification under the merger agreement.

     For more information concerning these matters, please refer to the discussion under the heading "The Merger--Interests of Certain Persons in the Merger" on page 24.

DISSENTERS' APPRAISAL RIGHTS (PAGE 25)

     Texas law permits you to dissent from the merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of Heritage common stock will not be exchanged for shares of Regions common stock in the merger, and your only right will be to receive the appraised value of your shares in cash.

REGULATORY APPROVALS (PAGE 21)

     The merger cannot be completed unless Regions obtains the approval of the Board of Governors of the Federal Reserve System. The U.S. Department of Justice has input into the Federal Reserve Board's approval process. Federal law requires us to wait for up to 30 days before completing the merger after the Federal Reserve Board has approved it, which the Federal Reserve Board may shorten to 15 days.

     In addition, the merger is subject to review by the Texas Department of Banking.

     Regions has filed all of the required notices with these regulatory authorities. The Federal Reserve Board has issued its approval of the merger, and the waiting period has not yet expired.

COMPARATIVE PER SHARE DATA

     The following table shows information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the merger of the two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that the two companies had been merged throughout those periods.

     In presenting the comparative pro forma information, we also assumed that Regions will record Heritage assets and liabilities at their estimated fair values and add them to the assets and liabilities of

Regions for accounting and financial reporting purposes (a method which is referred to as the "purchase" method of accounting).

     The information listed as "equivalent pro forma" was computed by multiplying the pro forma amounts by the exchange ratio of 1.5. It is intended to reflect the fact that Heritage stockholders will be receiving 1.5 shares of Regions common stock for each share of Heritage common stock exchanged in the merger. This may not be the actual exchange ratio, since the exact ratio will not be determined until shortly before the special meeting.

     The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information we have set forth for the three-month period ended March 31, 2000 does not indicate what the results will be for the full 2000 fiscal year.

     The information in the following table is based on the historical financial information of the two companies. See "Where You Can Find More Information."

                                                               THREE MONTHS ENDED              YEAR ENDED
                                                                    MARCH 31,                 DECEMBER 31,
                                                               ------------------                 1999
                                                               2000          1999          -------------------
                                                                   (Unaudited)             (Unaudited except
                                                                                           Regions historical)
NET INCOME PER COMMON SHARE
Regions historical......................................      $  .66     $  .58                  $ 2.37
Regions historical - diluted............................         .66        .57                    2.35
Heritage historical ....................................         .20        .38                    1.35
Regions and Heritage pro forma combined(1)..............         .66                               2.37
Regions and Heritage pro forma combined
     - diluted(1).......................................         .66                               2.34
Heritage pro forma equivalent(2)........................         .99                               3.56
Heritage pro forma equivalent
     - diluted(2).......................................         .99                               3.51
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical......................................         .27        .25                    1.00
Heritage historical.....................................          --         --                      --
Heritage pro forma equivalent(3)........................         .41        .38                    1.50
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical......................................       14.25      13.93                   13.89
Heritage historical.....................................        9.22
Regions and Heritage pro forma combined(1)..............       14.28
Heritage pro forma equivalent(2)........................       21.42

(1) Represents the combined results of Regions and Heritage as if the merger were consummated on January 1, 1999 (or March 31, 2000, in the case of Book Value Per Share Data), and were accounted for as a purchase.
(2) Represents pro forma combined information multiplied by the Exchange Ratio of 1.5 shares of Regions common stock for each share of Heritage common stock.
(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 1.5 shares of Regions common stock for each share of Heritage common stock.

(4) The exchange ratio is subject to adjustment if the average closing price of Regions common stock over a specified period is less than $21.50 per share or greater than $28.50 per share. The combined and equivalent pro forma per share data assuming illustrative exchange ratios of 1.336 (corresponding to an assumed average closing price of $32.00 per share) and 1.792 (corresponding to an assumed average closing price of $18.00 per share) are as follows:

                                                                          Exchange Ratio
                                                --------------------------------------------------------------------
                                                              1.336                               1.792
                                                ---------------------------------   --------------------------------
                                                  Three Months        Year           Three Months         Year
                                                     Ended            Ended              Ended            Ended
                                                March 31, 2000  December 31, 1999   March 31, 2000 December 31, 1999
                                                --------------  -----------------   -------------- ------------------
                                                                           (Unaudited)
NET INCOME PER COMMON SHARE
Regions and Heritage pro forma combined......      $  .66           $ 2.37              $  .66         $ 2.37
Regions and Heritage pro forma combined
       - diluted.............................         .66             2.34                 .66           2.34
Heritage pro forma equivalent................         .88             3.17                1.18           4.25
Heritage pro forma equivalent - diluted......         .88             3.13                1.18           4.19
DIVIDENDS DECLARED PER COMMON
SHARE
Heritage pro forma equivalent................         .36             1.34                 .48           1.79
BOOK VALUE PER COMMON SHARE
(PERIOD END)
Regions and Heritage pro forma combined......       14.28                                14.28
Heritage pro forma equivalent................       19.08                                25.59


SELECTED FINANCIAL DATA

     The information in the following tables is based on the historical financial information of Regions. All of the summary financial information provided in the following tables should be read in connection with this historical financial information which we have incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information" on page
53. The financial information as of or for the interim periods ended March 31, 2000 and 1999 has not been audited and in the opinion of Regions' management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

Selected Historical Financial Data of Regions


                                              THREE MONTHS
                                             ENDED MARCH 31,                             YEAR ENDED DECEMBER 31,
                                        ------------------------   -----------------------------------------------------------------
                                           2000         1999          1999           1998          1997        1996         1995
                                        -----------  -----------   -----------    -----------  ----------- -----------  ------------
                                              (Unaudited)
                                                     (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Total interest income ..............    $   780,229  $   666,441   $ 2,854,686    $ 2,597,786  $ 2,276,584 $ 1,954,283  $ 1,750,427
Total interest expense .............        426,113      323,844     1,428,831      1,272,968    1,097,376     942,459      861,242
Net interest income ................        354,116      342,597     1,425,855      1,324,818    1,179,208   1,011,824      889,185
Provision for loan losses ..........         29,177       20,738       113,658         60,505       89,663      46,026       37,493
Net interest income after
     loan loss provision ...........        324,939      321,859     1,312,197      1,264,313    1,089,545     965,798      851,692
Total noninterest income before
     security gains (losses) .......        206,810      143,099       536,981        467,695      406,484     341,792      280,834
Security gains (losses) ............        (40,018)          16           160          7,002          498       3,311         (697)
Total noninterest expense ..........        271,135      262,575     1,064,312      1,103,708      901,776     837,034      720,825
Income tax expense .................         74,591       73,019       259,640        213,590      197,222     156,008      134,529
Net income .........................        146,005      129,380       525,386        421,712      397,529     317,859      276,475
PER SHARE DATA:
Net income .........................    $       .66  $       .58   $      2.37    $      1.92  $      1.89 $      1.64  $      1.45
Net income - diluted ...............            .66          .57          2.35           1.88         1.86        1.61         1.43
Cash dividends .....................            .27          .25          1.00            .92          .80         .70          .66
Book value .........................          14.25        13.93         13.89          13.61        12.75       11.82        10.74
OTHER INFORMATION:
Average number of shares outstanding        221,299      222,408       221,617        220,114      209,781     194,241      190,896
Average number of shares outstanding
    - diluted ......................        222,549      225,467       223,967        223,781      213,750     197,751      193,579
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets .......................    $41,418,403  $38,601,763   $42,714,395    $36,831,940  $31,414,058 $26,993,344  $24,419,249
Securities .........................      9,131,856    8,969,824    10,913,044      7,969,137    6,315,923   5,742,375    5,618,839
Loans, net of unearned income ......     29,081,287   25,540,236    28,144,675     24,365,587   21,881,123  18,395,552   16,156,312
Total deposits .....................     31,954,383   29,131,051    29,989,094     28,350,066   25,011,021  22,019,412   19,982,533
Long-term debt .....................      2,032,411      497,430     1,750,861        571,040      445,529     570,545      762,521
Stockholders' equity ...............      3,140,734    3,118,521     3,065,112      3,000,401    2,679,821   2,274,563    2,047,398
PERFORMANCE RATIOS:
Return on average assets(1) ........           1.38%(a)     1.41%         1.33%          1.24%(b)     1.35%       1.25%(c)     1.19%
Return on average stockholders'
     equity(1) .....................          18.90(a)     17.21         17.13          14.62(b)     15.38       14.71(c)     14.30
Net interest margin(1) .............           3.65         4.09          3.94           4.25         4.41        4.36         4.27
Efficiency(2) ......................          47.84(a)     53.46         53.60          60.82(b)     57.78       61.84(c)     61.61
Dividend payout ....................          40.91        43.10         42.19          47.92        42.33       42.68        45.52
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) .....            .23%         .19%          .37%           .28%         .27%        .18%         .15%
Problem assets to net loans and
     other real estate(3) ..........            .74          .68           .68            .60          .78         .63          .69
Nonperforming assets to net loans ..
     and other real estate(4) ......            .96         1.15           .93           1.15          .91         .83          .81
Allowance for loan losses to loans,
     net of unearned income ........           1.21         1.29          1.20           1.29         1.39        1.38         1.43
Allowance for loan losses to
     nonperforming assets(4) .......         126.15       112.23        128.70         112.27       151.89      166.41       177.53

                                          THREE MONTHS
                                          ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                                        -----------------       -----------------------------------------------------
                                         2000       1999         1999        1998        1997        1996       1995
                                        ------     ------       ------      ------      ------      ------      -----
                                           (Unaudited)
                                                                   (In thousands, except per share data and ratios)
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets .....................   7.29%       8.17%       7.74%       8.47%       8.75%       8.50%       8.36%
Average loans to average deposits ....  89.85       86.38       91.35       86.93       84.94       82.42       82.23
Tier 1 risk-based capital (5) ........   9.37       10.78        9.51       10.26       10.48       10.81       11.14
Total risk-based capital (5) .........  11.25       12.73       11.42       12.17       12.93       13.59       14.61
Tier 1 leverage (5) ..................   6.70        7.24        6.95        7.40        7.52        7.44        7.49


-------------------
(1)  Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combinations with First National Bancorp and First Commercial Corporation, accounted for as poolings of interests, or any other pooling-of-interests transactions.

(a) Ratios for 2000 excluding $44.0 million (after tax) for gain on sale of credit card portfolio and $26.2 million (after tax) for loss on sale of securities are as follows: Return on average assets - 1.21%, Return on average stockholders' equity - 16.60%, and Efficiency - 54.28%.
(b) Ratios for 1998 excluding $80.7 million (after tax) for nonrecurring merger and consolidation charges are as follows: Return on average assets - 1.48%, Return on average stockholders' equity - 17.42%, and Efficiency - 54.13%.
(c) Ratios for 1996 excluding $20.2 million (after-tax) charge for SAIF assessment and merger expenses are as follows: Return on average assets - 1.33%, Return on average stockholders' equity - 15.64%, and Efficiency - 60.93%.

                                   THE SPECIAL MEETING


GENERAL

     This Proxy Statement-Prospectus is being furnished to the stockholders of Heritage Bancorp, Inc. in connection with the solicitation by the Heritage board of directors of proxies for use at a special meeting of stockholders, at which Heritage stockholders will be asked to vote upon a proposal to approve the merger agreement dated as of April 4, 2000, by and between Heritage and Regions Financial Corporation.


     The special meeting will be held at 9:00 a.m., local time, on August 7, 2000, at the Round Rock Branch of Texas Heritage Bank, located at 101 West Old Settlers Boulevard, Round Rock, Texas 78681.


     Heritage stockholders are requested promptly to sign, date, and return the accompanying proxy card to Heritage in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger agreement.

     Any Heritage stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Heritage a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Heritage before the special meeting or in open meeting prior to the taking of the stockholder vote at the special meeting. Any notice of revocation should be sent to Heritage Bancorp, Inc., 500 Highway 79 West, Hutto, Texas 78634, Attention: Corinne Hooker, Corporate Secretary. A proxy will not be revoked by death of the stockholder executing the proxy, or if the stockholder becomes incompetent after submitting a signed proxy, unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Heritage common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked will be voted as directed in such proxies.

     IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN OR YOU HAVE VOTED AGAINST THE MERGER, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT. As of the date of this Proxy Statement-Prospectus, Heritage is unaware of any other matter to be presented at the special meeting.

     Directors, officers, and employees of Heritage will solicit proxies by mail, and possibly by telephone or telegram or in person. They will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

     Heritage stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED


         Heritage's board of directors has established the close of business on June 27, 2000, as the record date for determining the Heritage stockholders entitled to notice of and to vote at the special meeting. Only Heritage stockholders of record as of the record date will be entitled to vote at the special meeting. As of the record date, there were approximately 16 holders of 521,000 shares of the $.10 par value common stock of Heritage outstanding and entitled to vote at the special meeting. Each share is entitled to one vote at the special meeting. For information as to persons known by Heritage to beneficially own more than 5.0% of the outstanding shares of Heritage common stock as of the record date, see "Information About Heritage--Voting Securities and Principal Stockholders."


         The presence, in person or by proxy, of a majority of the outstanding shares of Heritage common stock is necessary to constitute a quorum of the stockholders. A quorum must be present before a vote on the merger agreement can be taken at the special meeting. For these purposes, shares of Heritage common stock that are present, or represented by proxy, at the special meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the merger agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Heritage common stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

         Once a quorum is established, approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Heritage common stock entitled to vote at the special meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the merger agreement.

         The directors and executive officers of Heritage and their affiliates beneficially owned, as of the record date, 409,429 shares (or approximately 78.6% of the outstanding shares) of Heritage common stock. The directors of Heritage have agreed to vote those shares of Heritage common stock over which they have voting control (other than in a fiduciary capacity) in favor of the merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the record date, no shares of Heritage common stock. As of that date, no subsidiary of either Heritage or Regions held any shares of Heritage common stock in a fiduciary capacity for others.


                                   THE MERGER

         The following material describes certain aspects of the merger of Heritage with and into Regions. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the merger agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

         The merger agreement provides generally for the acquisition of Heritage by Regions pursuant to the merger of Heritage with and into Regions, with Regions as the surviving corporation resulting from the merger.

         On the date and at the time that the merger becomes effective, each share of Heritage common stock (excluding shares held by Heritage, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the effective time of the merger will be converted into 1.5 shares of the $.625 par value common stock of Regions, subject to possible adjustment described below under the caption "--Possible Adjustment of Exchange Ratio." Each share of Regions common stock outstanding immediately prior to the effective time of the merger will remain outstanding and unchanged as a result of the merger.

         No fractional shares of Regions common stock will be issued in connection with the merger. Instead of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a Heritage stockholder would otherwise receive multiplied by the closing price of Regions common stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the effective time of the merger.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

         If we complete the merger, you will receive 1.5 shares of Regions common stock in exchange for each of your shares of Heritage common stock unless this exchange ratio is adjusted as described below.

         If the average of the closing prices (the "average closing price") of Regions common stock for the 10 consecutive full trading days ending at the close of trading on the last trading day immediately prior to the special meeting is less than $21.50 or more than $28.50, then the exchange ratio will be adjusted as follows:

         If the average closing price of Regions common stock over such trading period is less than $21.50, then each share of Heritage common stock will be converted into that number of Regions shares equal to the number obtained by dividing the product of 1.5 and $21.50 by the average closing price.

         Similarly, if the average closing price of Regions common stock over such trading period is greater than $28.50, then each share of Heritage common stock will be converted into that number of Regions shares equal to the number obtained by dividing the product of 1.5 and $28.50 by the average closing price.

         These adjustment formulas reflect the parties' agreement that, for the period of time between the date of the merger agreement and the date of the special meeting, Heritage's stockholders will not bear the risk of any decline in the market value of Regions common stock below $21.50 per share, and likewise will not benefit from any increase in the value of Regions common stock above $28.50 per share.

         The chart below shows the exchange ratio and the value you will receive for each of your shares of Heritage common stock as they relate to the price of Regions common stock. Regions and Heritage have agreed that should any adjustment to the exchange ratio be necessary, the calculation of the adjusted exchange ratio will be carried out to the fourth decimal place.

                                                                          Value Per
                      Average                                           Heritage Share
                   Closing Price                Exchange Ratio          of Common Stock
                   -------------                --------------          ---------------
                      $18.00                        1.7917                  $32.25
                       18.50*                       1.7432                   32.25
                       19.00*                       1.6973                   32.25
                       19.50*                       1.6538                   32.25
                       20.00*                       1.6125                   32.25
                       20.50*                       1.5731                   32.25
                       21.00*                       1.5357                   32.25
                      ------                        ------                  ------
                       21.50*                         1.50                   32.25
                       22.00*                         1.50                   33.00
                       22.50*                         1.50                   33.75
                       23.00*                         1.50                   34.50
                       23.50*                         1.50                   35.25
                       24.00*                         1.50                   36.00
                       24.50*                         1.50                   36.75
                       25.00*                         1.50                   37.50
                       25.50*                         1.50                   38.25
                       26.00*                         1.50                   39.00
                       26.50*                         1.50                   39.75
                       27.00*                         1.50                   40.50
                       27.50*                         1.50                   41.25
                       28.00*                         1.50                   42.00
                       28.50*                         1.50                   42.75
                      ------                        ------                  ------
                       29.00*                       1.4741                   42.75
                       29.50*                       1.4491                   42.75
                       30.00*                       1.4250                   42.75
                       30.50*                       1.4016                   42.75
                       31.00*                       1.3790                   42.75
                       31.50*                       1.3571                   42.75
                       32.00*                       1.3359                   42.75


         The actual market value of a share of Regions common stock on the effective date of the merger and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Heritage common stock may be more or less than the average closing price. Heritage stockholders are urged to obtain current market quotations for Regions common stock. See "Comparative Market Prices and Dividends."

TREATMENT OF HERITAGE OPTIONS

         The merger agreement provides that each option granted by Heritage under its stock option plans that is outstanding at the effective time of the merger, whether or not then exercisable, will become an option to purchase Regions common stock. Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the effective time of the merger, those options will become options to purchase Regions common stock, with the exercise price and number of shares of Regions common stock purchasable thereunder adjusted to reflect the Exchange Ratio, as it may be adjusted. Those options that were issued as incentive stock options will be adjusted in accordance with Section 424 of the Internal Revenue Code in order to avoid certain tax consequences for the option holder.

         The executive officers or directors of Heritage held in the aggregate exercisable options to purchase 3,500 shares of Heritage common stock, as of the date of this Proxy Statement-Prospectus.

BACKGROUND OF THE MERGER

         During the normal course of its business, Heritage has historically received inquiries regarding its willingness to consider an acquisition by, or affiliation with, larger financial institutions. Consistent with its fiduciary obligations to its stockholders, Heritage has considered such inquiries and evaluated them for the level and form of consideration proposed, the seriousness and specificity which has been conveyed to Heritage in terms of consideration, the expected future operation of Heritage, and other considerations and factors deemed relevant by Heritage, in formulating its business plan with the intent to provide maximum value to its stockholders by enhancing its franchise as the pre-eminent independent bank serving the Austin metropolitan area. The board of directors of Heritage consistently evaluates the cost of providing the increasingly broad array of financial products and alternative delivery channels to remain competitive in the marketplace, while continuing to deliver excellent service to its customers and providing exceptional returns to its stockholders. In considering a possible business combination, Heritage's board of directors retained Hovde Financial, Inc. ("Hovde") to assist and advise it in exploring such a transaction.

         In connection with its representation of Heritage, Hovde contacted those financial institutions which it believed might meet the criteria for such a transaction with Heritage. Based upon these contacts, the subsequent provision of information regarding Heritage and telephone conversations or meetings with a select number of these institutions, including Regions, Heritage's Board determined that its overall objectives were most likely to be achieved by pursuing an affiliation with Regions. As a result in February 2000 Heritage and Regions began extensive negotiations. Negotiations continued, and Regions completed its due diligence evaluation of Heritage, during March 2000, and the parties executed a definitive merger agreement in early April 2000.

HERITAGE'S REASONS FOR THE MERGER.

         In approving the merger, the directors of Heritage considered a number of factors. The Heritage board of directors considered the following material factors:

- the information presented to the directors by the management of Heritage concerning the business, operations, earnings, asset quality, and financial condition of Heritage and Regions;

- the financial terms of the merger, including the relationship of the merger price to the book value and earnings per share of Heritage common stock and the lower and upper limits on the equivalent per share value of the merger consideration to be received by the stockholders of Heritage;

- the nonfinancial terms of the merger, including the treatment of the merger as a tax-free exchange of Heritage common stock for Regions common stock for federal income tax purposes;

- the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

- the opinion rendered by Heritage's financial advisor to the effect that, from a financial point of view, the exchange of Heritage common stock for Regions common stock on the terms and conditions set forth in the merger agreement is fair to the holders of Heritage common stock;

- the circumstance that stockholders of Heritage will receive shares of Regions common stock, which is publicly traded on the Nasdaq National Market; contrasted with the absence of a public market for Heritage common stock;

- affiliation with a larger holding company would provide the opportunity to realize economies of scale and increase efficiencies of operations to the benefit of stockholders and customers, and enhance the development of new products and services, the development and provision of which are becoming increasingly difficult to address by smaller banks;

- potential benefits and opportunities for employees of Heritage, as a result of both employment in a larger enterprise and Regions' benefit plans and policies; and

- growth of Heritage without affiliation with a larger holding company would likely be limited because of Heritage's need for increasing capital resources to support that growth.

         The terms of the merger were the result of arms-length negotiations between representatives of Heritage and representatives of Regions. The foregoing discussion of the information and factors considered by the Heritage board of directors is not intended to be exhaustive but includes all material factors considered by the Heritage board of directors in approving the merger. In reaching its determination, the Heritage board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Based upon the consideration of the foregoing factors, the board of directors of Heritage unanimously approved the merger as being in the best interests of Heritage and its stockholders. Each member of the board of directors of Heritage has agreed to vote those shares of Heritage common stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the merger.

         Heritage's board of directors unanimously recommends that Heritage stockholders vote for approval of the merger agreement.

REGIONS' REASONS FOR THE MERGER.

         In approving the merger agreement and the merger, the Regions board of directors considered a number of factors concerning the benefits of the merger, including the following:

- Information Concerning Heritage: The Regions board of directors considered information concerning the business, operations, earnings, asset quality, and financial condition of Heritage, and aspects of the Heritage franchise, including the market position of Heritage in the market in which it operates and the compatibility of the community bank orientation of Heritage with that of Regions. The Regions board of directors concluded that Heritage is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to add to its franchise in its Texas market.

- Financial Terms of the Merger: The Regions board of directors considered various financial aspects of the merger as reported by Regions' management including (1) the anticipated effect of the merger on Regions' per share earnings (with the merger anticipated to have no significant effect on Regions' earnings per share), (2) the anticipated effect of the merger on Regions' book value per share (with the merger anticipated not to dilute significantly Regions' book value per share),
         (3) a comparison of Heritage to selected peer banks and a comparison of pricing aspects of the merger to pricing characteristics of other merger transactions involving financial institutions, and (4) the anticipated accounting treatment of the merger as a purchase.

- Nonfinancial Terms of the Merger. The Regions board of directors considered various nonfinancial aspects of the merger, including the treatment of the merger as a tax-free exchange of Heritage common stock for Regions common stock for federal income tax purposes and the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

         The foregoing discussion of the information and factors considered by the Regions board of directors is not intended to be exhaustive but includes all material factors considered by the Regions board of directors. In reaching its determination to approve the merger and the agreement, the Regions board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger, and considering, among other things, the matters discussed above, the Regions board of directors determined that the merger is in the best interests of Regions and its stockholders and unanimously approved the merger agreement.

OPINION OF HERITAGE'S FINANCIAL ADVISOR

         The full text of the opinion of Hovde, which sets forth, among other matters, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. Heritage's stockholders are urged to read the opinion in its entirety. The opinion, which, by the terms of the merger agreement is required to be dated not more than five days prior to the date of this Proxy Statement-Prospectus, is directed to Heritage's board of directors, addresses only the fairness to the stockholders of Heritage, from a financial point of view, of the merger consideration, and does not constitute a recommendation to any Heritage shareholder as to how such shareholder should vote with respect to the merger. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

         No limitations were imposed by Heritage on the scope of Hovde's investigation or the procedures to be followed by Hovde in rendering its opinion. Hovde did not make any recommendation to Heritage's board of directors as to the form or amount of consideration to be paid by Regions to Heritage in connection with the merger, both of which were determined through arm's-length negotiations between the parties. In arriving at its opinion, Hovde did not ascribe a specific range of value to Regions or Heritage, but rather made its determination as to the fairness, from a financial point of view, of the merger consideration, on the basis of the financial and comparative analyses described below. Hovde was not requested to opine as to, and the opinion does not address, Heritage's underlying business decision to proceed with or effect the merger.

         During the course of the engagement, Hovde reviewed and analyzed material bearing upon the financial and operating condition of Regions and Heritage and material prepared in connection with the merger, including: the merger agreement; certain publicly available information concerning Regions and Heritage, including, as applicable: Regions' and Heritage's consolidated financial statements for each of the two years ended December 31, 1998 and 1999, and the consolidated financial statements for the quarter ended March 31, 2000; documents filed with the SEC, the Federal Deposit Insurance Corporation, the Federal Reserve Board and other state or other regulatory agencies, as applicable or appropriate, for such two-year period and for the quarterly period ended March 31, 2000; as applicable, recent internal reports or financial projections regarding Regions and Heritage; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that Hovde considered relevant; and financial and other information provided to Hovde by the respective management of Regions and Heritage.

         In rendering the opinion, Hovde assumed and relied upon the accuracy and completeness of the information provided to it by Heritage or Regions without assuming any responsibility for independent verification of such information and further relied upon the assurances of the respective management of Regions and Heritage that they were not aware of any facts or circumstances that would make the information provided by them inaccurate or misleading. With respect to financial statements or projections to the extent such were provided by Regions and Heritage, Hovde assumed that such financial statements or projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management of Regions and Heritage. Hovde assumed that the merger will be accounted for under the purchase method of accounting. In rendering the opinion, Hovde did not conduct a physical inspection of the properties and facilities of Regions or Heritage and did not make or obtain any evaluations or appraisals of the assets or liabilities of Regions or Heritage. In addition, Hovde noted that it is not an expert in the evaluation of loan portfolios or allowances for loan, lease or real estate owned losses, and it assumed that such allowances (as currently stated or as adjusted for in connection with the merger or otherwise) provided to it by Heritage and used by it in its analysis and in rendering its opinion were in the aggregate adequate to cover all such losses. The opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of

Hovde. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.


         Merger Value Analysis. Hovde calculated the price-to-tangible book, price-to-earnings multiple, and deposit premium paid (defined as the merger value less the tangible book value of Heritage, divided by Heritage's core deposits), in the merger using March 31, 2000 financial data for Heritage and the trading value of Regions common stock as of the close of trading on July 11, 2000, a date reasonably proximate to the issuance of the opinion. This analysis yielded an aggregate merger value of $17,177,932, a price-to-tangible book value multiple of 335.1%, a price-to-last twelve months' earnings multiple of 16.7x and a deposit premium of 13.0%.


         Comparable Company Analysis - Regions. Using publicly available information, Hovde compared the financial performance and stock market valuation of Regions with the following selected banking institutions with assets between $25 and $70 billion: AmSouth Bancorporation (AL), BB&T Corporation (NC), Comerica Incorporated (MI), Fifth Third Bancorp (OH), Huntington Bancshares
(OH), Mellon Financial (PA), Northern Trust Corporation (IL), South Trust Corporation (AL), Summit Bancorp (NJ), Union Planters Corporation (TN), UnionBancCal Corporation (CA) and Wachovia Corporation (NC). Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity year-to-date for the period ended March 31, 2000, of 1.37% and 18.80%, respectively, for Regions and medians of 1.44% and 18.89%, respectively, for the comparable bank group); the ratio of tangible equity to tangible assets (6.67% for Regions and a median of 6.27% for the comparable bank group); the ratio of non-performing assets to total assets (0.68% for Regions and a median of 0.51% for the comparable bank group); current stock price-to-earnings for the latest twelve month period ended March 31, 2000 (8.9x for Regions and a median of 12.7x for the comparable bank group); current stock price to tangible book value as of March 31, 2000 (191.0% for Regions and a median of 276.5% for the comparable bank group).

         Because of the inherent differences in the businesses, operations, financial conditions and prospects of Heritage, Regions and the companies included in the comparable bank group, Hovde believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the merger. Hovde believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between Heritage and the companies included in the comparable bank group which would affect the trading values of the comparable companies.

         Comparable Transaction Analysis. Using publicly available information, Hovde reviewed certain terms and financial characteristics, including historical price-to-earnings ratio, the price-to-tangible book ratio, and the deposit premium paid in prior commercial banking institution merger or acquisition transactions in Texas announced since January 1, 1999 with sellers with assets between $75 million and $250 million. This group included 16 transactions. The median value for these transactions for the price-to-latest-twelve-months-earnings ratio was 17.2x, and ranged from 9.8x to 42.3x. The median price-to-tangible book value for these transactions was 243.8%, and ranged from 100.0% to 435.3%. The range of deposit premiums paid in these transactions ranged from 0.0% to 28.7%, with a median value of 12.6%.


         Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of Heritage, Regions and the companies involved in the comparable bank transactions, Hovde believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of rendering its fairness opinion. Hovde believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Heritage.


         Discounted Terminal Value Analysis. Hovde estimated the present value of the common stock of Heritage by assuming a range of discount rates from 14% to 16% and an 8% annual growth rate in earnings through 2005, starting with earnings of $1.53 million in 2000. In arriving at the value of common stock of Heritage, Hovde assumed an average earnings growth rate of 3.0% from 2006 into perpetuity. This terminal value was then discounted, along with yearly cash flows for 2000 through 2005, to arrive at the present value for the common stock of Heritage. This analysis and its underlying assumptions yielded a range of value for Heritage of approximately $13.05 million to $15.71 million, compared to a total merger consideration of $17.2 million.


         Hovde is a nationally recognized investment banking firm. Hovde, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated October 18, 1999, between Heritage and Hovde, Heritage engaged Hovde to advise it with respect to a potential business combination with Regions and, in the event a transaction was consummated with Regions, agreed to pay to Hovde a fee in an amount equal to 1.50% of the purchase price, as defined in such agreement. This agreement also provides for reimbursement of certain out-of-pocket expenses incurred by Hovde and for Heritage to indemnify Hovde and its affiliates against certain liabilities to which it may become subject to as a result of its services to Heritage under the Hovde Agreement, including liabilities under securities laws.

EFFECTIVE TIME OF THE MERGER

         After all conditions to the merger are satisfied or waived, the merger will become effective when Regions files certain certificates with the Secretaries of State of Delaware and Texas. The effective time of the merger will occur on the date and at the time that the such certificates are filed and declared effective. Unless otherwise agreed upon by Regions and Heritage, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the merger, the parties will use their reasonable efforts to cause the effective time of the merger to occur not later than the last business day of the month during which the last of the following events occurs:
(1) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the merger and (2) the date on which the merger agreement is approved by the requisite vote of Heritage stockholders; or such later date within 30 days thereof as may be specified by Regions.

         No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the merger can or will be satisfied. Regions and Heritage anticipate that all conditions to consummation of the merger will be satisfied so that the merger can be consummated during the third quarter of 2000. However, delays in the consummation of the merger could occur.

         The board of directors of either Regions or Heritage generally may terminate the merger agreement if the merger is not consummated by November 30, 2000, unless the failure to consummate by that date is the result of a breach of the merger agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

         Promptly after the effective time of the merger, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Heritage a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Heritage common stock for certificates representing shares of Regions common stock.

         HERITAGE STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. After you surrender to the exchange agent certificates for Heritage common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of Regions common stock to which you are entitled and a check for the amount to be paid instead of any fractional share, without interest. Regions will not be obligated to deliver the consideration to you, as a former Heritage stockholder, until you have surrendered your Heritage common stock certificates. After the effective time of the merger, to the extent permitted by law, Heritage stockholders of record as of the effective time will be entitled to vote at any meeting of holders of Regions common stock the number of whole shares of Regions common stock into which their Heritage common stock has been converted, regardless of whether such stockholders have surrendered their Heritage common stock certificates. No dividend or other distribution payable after the effective time of the merger with respect to Regions common stock, however, will be paid to the holder of any unsurrendered Heritage certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

         After the effective time of the merger, a Heritage stockholder will be unable to transfer shares of Heritage common stock. If certificates representing shares of Heritage common stock are presented for transfer after the effective time of the merger, they will be canceled and exchanged for the shares of Regions common stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the merger is subject to a number of conditions, including, but not limited to:

- approval from the Board of Governors of the Federal Reserve System (which has been granted) and the expiration of all applicable waiting periods associated with such approval, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable judgment of Regions' board of directors, so materially adversely impact the economic benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger;

- the approval by the holders of the requisite number of shares of Heritage common stock;

- the absence of any action by any court or governmental authority restricting, prohibiting, or making illegal the consummation of the merger and the other transactions contemplated by the agreement;

- the receipt of a satisfactory opinion of counsel (which has been received) that the merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, with the effects described under "-- Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Heritage common stock for Regions common stock will not give rise to recognition of gain or loss to Heritage stockholders, except to the extent of any cash received; and

- the receipt by Heritage of an opinion of Heritage's financial advisor (which has been received and is included in this Proxy
         Statement-Prospectus as Appendix B) that the consideration to be received in the merger by the stockholders of Heritage is fair to such stockholders from a financial point of view.

         Consummation of the merger also is subject to the satisfaction or waiver of various other conditions specified in the merger agreement which are customary in transactions of this nature, including, among others: (1) obtaining necessary consents and permits, (2) the delivery by Regions and Heritage of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the merger agreement, and (3) as of the effective time of the merger, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

         Regions must receive certain regulatory approvals before the merger can be completed. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. It is also possible that any such approval may be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the merger agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies and have been accepted as informationally complete.

         Regions and Heritage are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The merger requires the prior approval of the Federal Reserve Board, pursuant to Section 3 of the Bank Holding Company Act of 1956. In granting its approval under Section 3 of the Bank Holding Company Act, the Federal Reserve Board must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger (1) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (2) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve Board finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, which may be shortened by the Federal Reserve Board to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise.

         The Federal Reserve Board has issued its approval of the merger, and the waiting period has not yet expired.

         The merger also was subject to review and comment by the Texas Department of Banking in conjunction with the Federal Reserve Board review.

WAIVER, AMENDMENT, AND TERMINATION OF THE MERGER AGREEMENT

         Prior to the effective time of the merger, and to the extent permitted by law, any provision of the merger agreement generally may be (1) waived by the party benefited by the provision or (2) amended by a written agreement between Regions and Heritage approved by their respective Boards of Directors; provided, however, that after approval by the Heritage stockholders, no amendment that pursuant to the Texas Business Corporation Act requires further approval of the Heritage stockholders, including decreasing the consideration to be received by Heritage stockholders, may be made without the further approval of such stockholders.

         The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time of the merger, either before or after approval by Heritage stockholders, under certain circumstances, including:

- by the board of directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

- by the board of directors of either party, if the holders of the requisite number of shares of Heritage common stock shall not have approved the agreement;

-        by mutual consent of the boards of directors of Regions and Heritage;

- by the board of directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the merger agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the merger agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

- by the board of directors of either party (provided the terminating party is not in material breach of any representation, or warranty included in the ), in the event of a breach by the other party of any covenant or agreement included in the merger agreement that cannot be cured within 30 days after giving notice to the breaching party; and

- by the board of directors of either party if the merger has not been consummated by November 30, 2000, but only if the failure to consummate the merger by such date has not been caused by the terminating party's breach of the merger agreement.

         If the merger agreement is terminated, the parties will have no further obligations pursuant to the merger agreement, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the merger agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

         Each of Heritage and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, and to preserve intact its business organizations and assets and maintain its rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the merger or to perform its covenants and agreements under the merger agreement and to consummate the merger. The foregoing does not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business. Nor is Regions prevented from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the merger agreement includes certain other restrictions applicable to the conduct of the business of Heritage prior to consummation of the merger, as described below.

         Heritage. Heritage has agreed not to take certain actions relating to the operation of its business pending consummation of the merger without the prior written consent of Regions, which Regions has agreed shall not be unreasonably withheld. The actions Heritage has agreed not to take are in the general categories of:

- amending its articles of incorporation, bylaws, or other governing instruments;

-        incurring indebtedness;

- acquiring any of its outstanding shares or making distributions in respect to its outstanding shares;

-        issuing additional securities;

-        reclassifying capital stock or selling or encumbering assets;

-        acquiring or investing in other entities;

- increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits;

-        entering into or amending employment contracts;

-        adopting employee benefit plans or amending existing plans;

-        changing accounting methods or practices;

-        commencing or settling litigation; or

-        entering into or terminating material contracts.

The specific agreements not to take certain actions of such character, including the exceptions and contractually permitted actions, are set forth in the agreement, which is attached as Appendix A. See Article 7 of the merger agreement.

         In addition, Heritage has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Heritage also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its board of directors. In addition, Heritage has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

         Upon consummation of the merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1999, incorporated herein by reference. See "Where You Can Find More Information."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Regions has agreed to indemnify for a period of six years after the completion of the merger the present and former directors, officers, employees, and agents of Heritage and its subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger becomes effective (including the merger) to the full extent permitted under Texas law, and Heritage's articles of incorporation and bylaws.

         The merger agreement also provides that, after the effective time of the merger, Regions will provide generally to officers and employees of Heritage and its subsidiaries who, at or after the effective time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions common stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Heritage or its subsidiaries prior to the effective time of the merger will be treated as service with Regions or its subsidiaries. The merger agreement further provides that Regions will cause Heritage to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Heritage or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the effective time of the merger under Heritage's benefit plans.

         Each of James M. Shield, II, R. Timothy Harris, Corinne Hooker, Raymond Lee Armour, Jr., and Charles Edward Colley has previously entered into an employment agreement with the Texas Heritage Bank. In connection with the merger, each of these officers is expected to enter into a revised employment agreement with the Bank, to which Regions will also be a party. Pursuant to the revised employment agreements, as of the effective time of the merger, the Bank will employ Mr. Shield as its president and chief executive officer, Mr. Harris as its executive vice president and senior lending officer, Ms. Hooker as its executive vice president, Mr. Armour as its vice president, and Mr. Colley as its vice president. Each executive officer has different responsibilities. Otherwise, the employment agreements establish similar rights and obligations between the Bank and each of the executive officers.

         The employment agreements would have terms of one year beginning at the effective date of the merger. The employment agreements would require each executive officer to devote reasonable time and attention to his duties as an executive officer of the Bank. Each executive officer would be entitled under his employment agreement to participate in benefit plans and to receive fringe benefits and vacation in accordance with Regions' programs applicable to similarly situated employees of Regions and its subsidiaries. Each employment agreement would provide a minimum annual base salary equal to the executive officer's base salary at the effective time of the merger.

         Pursuant to the employment agreements, each of the individuals would agree not to use or disclose certain confidential information of the Bank and not to engage in services that are competitive with the business of the Bank within the geographic area of Williamson and Travis Counties, Texas, for a period of one year from the termination of employment.

         Pursuant to the revised employment agreements, Regions would agree to grant nonqualified stock options to the executive officers as follows: Mr. Shield-10,500 shares; Mr. Harris-6,000 shares; Mr. Armour-3,750 shares; Mr. Colley-3,750 shares, and Ms. Hooker-3,000 shares.

         The parties to the employment agreements would acknowledge that Texas Heritage Bank will merge with Regions Bank at a future date, and agree that no changes in title, position, authority, duties or responsibilities that result from such subsequent bank merger or from consolidation of the present functions of Texas Heritage Bank with Regions Bank will constitute a breach of the employment agreement or a constructive termination of employment, so long as the executive officer is treated substantially similar to other executives of banks that have merged into Regions Bank.

         As described above under "--Treatment of Heritage Options," the merger agreement also provides that all rights with respect to Heritage common stock pursuant to stock options or stock appreciation rights granted by Heritage under its stock option and other stock-based compensation plans which are outstanding at the effective time of the merger, whether or not then exercisable, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of such options in accordance with its terms.

         As of the record date, the directors and executive officers of Heritage owned no shares of Regions common stock.

DISSENTING STOCKHOLDERS

         Pursuant to the provisions of the Texas Business Corporation Act, if the merger is consummated, any holder of Heritage common stock who (1) gives to Heritage, prior to the special meeting, written objection to the merger, and (2) does not vote in favor of the merger, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger.

         The written objection requirement referred to above will not be satisfied under the Texas statutory provisions by merely voting against approval of the merger agreement by proxy or in person at the special meeting. In addition to not voting in favor of the merger, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written objection to the merger, setting out that the stockholder intends to exercise the right of dissent if the merger is effected. The written objection must also include the stockholder's address to which notice of the effectiveness of the merger is to be sent by the surviving corporation. Any written objection with notice of intent to exercise the right of dissent should be addressed as follows: Heritage Bancorp, Inc., 500 Highway 79 West, Hutto, Texas 78634, Attention: Corporate Secretary.

         If the merger is effected, within ten days thereafter Regions as the surviving corporation must deliver or mail to all holders of Heritage common stock who satisfied the foregoing requirements a written notice that the merger has been effected.

         A stockholder of record who receives such notice must make written demand for payment of the fair value of such holder's shares within ten days after the delivery or mailing of the notice. Such written demand must state the number and class of the shares owned by the stockholder and the fair value of the shares as estimated by the stockholder. Pursuant to the Texas Business Corporation Act, any stockholder failing to make the written demand within the ten day period shall be bound by the terms of the merger.

         Upon receiving a demand for payment from any dissenting stockholder, Regions as the surviving corporation shall make an appropriate notation in its stockholder records. Within 20 days after demanding payment for shares, the holder of any certificate representing such shares must submit the certificate to Regions for notation thereon that such demand has been made. Failure to do so shall, at the option of Regions, will terminate such stockholder's rights for valuation and payment of his shares, unless a court of competent jurisdiction for good and sufficient cause otherwise directs.

         Within 20 days after receipt by Regions of a stockholder's written demand for payment, Regions must mail or deliver to such stockholder a written notice that either:

- accepts the amount declared in the demand and agrees to pay that amount within 90 days after the effective date of the merger and upon surrender of the stockholder's certificate representing the shares; or

- states Regions' estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective date of the merger and upon surrender of the stockholder's certificate representing the shares.

         If within 60 days after the effective date of the merger the value of the shares is agreed upon between Regions and a dissenting stockholder, Regions is to make payment for the shares within 90 days after the effective date of the merger and upon surrender of the stockholder's certificate representing the shares. Upon payment of the agreed value, the stockholder shall cease to have any interest in the shares.

         If a dissenting stockholder and Regions have not agreed upon the fair value of the shares within 60 days after the effective date of the merger, then either the stockholder or Regions may file a petition in any court of competent jurisdiction in Williamson County, Texas, asking for a finding and determination of the fair value of the shares. If filed by a stockholder, service of the petition shall be had upon Regions as the surviving corporation and Regions must within 10 days after service file with the clerk of court a list with the names and addresses of all stockholders who have demanded payment and not reached agreement as to the fair value. If filed by Regions, the petition must be accompanied by such a list. The clerk of court shall give notice to Regions and all stockholders named on the list of the time and place fixed for the hearing of the petition.

         After the hearing of the petition, the court shall determine the stockholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court shall appoint one or more qualified appraisers to determine the value. The appraisers may examine the books and records of Heritage, and shall afford the interested parties a reasonable opportunity to submit pertinent evidence. The appraisers are to make a determination of the value upon such examination as they deem proper.

         The appraisers shall file a report of the value in the office of the clerk of court, notice of which shall be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court shall adjudge the fair value of the shares of the stockholders entitled to payment for their shares and shall direct the payment thereof by Regions as the surviving corporation, together with interest beginning 91 days after the effective date of the merger. However, the judgment shall be payable only upon and simultaneously with surrender of the certificates representing the shares, duly endorsed. Upon Regions' payment of the judgment, the dissenting stockholders shall cease to have any interest in the shares.

         The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted among the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys fees.

         Any stockholder who has demanded payment for such holder's shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless Regions consents, after such a petition has been filed in court. After a demand has been withdrawn, the stockholder and all claiming under the stockholder shall be conclusively presumed to have approved the merger and shall be bound thereby.

         The foregoing is a summary of the material rights of a dissenting stockholder of Heritage, but is qualified in its entirety by reference to Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act, included in Appendix C to this Proxy Statement-Prospectus. It is not intended to expand or alter any right of dissent or payment to any stockholder and should not be so read. Stockholders' rights of dissent and payment are limited to those provided by law. Any Heritage stockholder who intends to exercise the right to dissent from the merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Heritage stockholders, except as indicated above or otherwise required by law.

         Any dissenting Heritage stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "--Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF HERITAGE COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS HERITAGE STOCKHOLDERS, IF ANY, WHO HOLD HERITAGE COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED HERITAGE COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD HERITAGE COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

         Consummation of the merger is conditioned upon receipt by Regions and Heritage of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the merger. Based upon the assumption that the merger is consummated in accordance with the merger agreement and upon factual statements and factual representations made by Regions and Heritage, it is such firm's opinion that:

         1. The merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Heritage and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

         2. No gain or loss will be recognized by holders of Heritage common stock upon the exchange in the merger of all of their Heritage common stock solely for shares of Regions common stock (except with respect to any cash received in lieu of fractional share interests in Regions common stock).

         3. The aggregate tax basis of the Regions common stock received by the Heritage stockholders who exchange all of their Heritage common stock solely for Regions common stock in the merger will be the same as the tax basis of the Heritage common stock surrendered in exchange therefor, less the basis of any fractional share of Regions common stock settled by cash payment.

         4. The holding period of the Regions common stock received by the Heritage stockholders who exchange all of their Heritage common stock solely for Regions common stock in the merger will include the holding period of the Heritage common stock surrendered in exchange therefor, provided that such Heritage common stock is held as a capital asset at the effective time of the merger.

         5. The payment of cash to Heritage stockholders in lieu of fractional share interests of Regions common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the Regions common stock redeemed, as provided in Section 302(a) of the Internal Revenue Code.

         6. Where solely cash is received by a Heritage stockholder in exchange for Heritage common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Heritage common stock, subject to the provisions and limitations of
Section 302 of the Internal Revenue Code.

         THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. HERITAGE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

         It is anticipated that the merger will be accounted for as a "purchase," as that term is used pursuant to generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Heritage as of the effective time of the merger will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the effective time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Heritage.

EXPENSES AND FEES

         The merger agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement-Prospectus.

RESALES OF REGIONS COMMON STOCK

         The Regions common stock to be issued to Heritage stockholders in the merger has been registered under the Securities Act of 1933 All shares of Regions common stock received by stockholders of Heritage in the merger will be freely transferable after the merger by those stockholders of Heritage who are not considered to be "affiliates" of Heritage. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Heritage at the time of the special meeting (generally, executive officers, directors, and 10% or greater stockholders). Affiliates may not sell shares of Regions common stock acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated under the Securities Act or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

         Rule 145 promulgated under the Securities Act restricts the sale of Regions common stock received in the merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the effective time of the merger, affiliates of Heritage may resell publicly the Regions common stock received by them in the merger subject to certain limitations as to the amount of Regions common stock sold in any three-month period and as to the manner of sale, and subject to the timeliness of Regions' periodic reporting obligations with the Securities and Exchange Commission. After the one-year period and within two years following the effective time of the merger, affiliates of Heritage who are not affiliates of Regions may effect such resales subject only to the timeliness of Regions' periodic reporting requirements. After two years, such affiliates of Heritage who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the effective time of the merger may publicly resell the Regions common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell

Regions common stock received in the merger. Affiliates also would be permitted to resell Regions common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement-Prospectus does not cover any resales of Regions common stock received by persons who may be deemed to be affiliates of Heritage or Regions.

         Each person who Heritage reasonably believes will be an affiliate of Heritage has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions common stock to be received by such person upon consummation of the merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder.


                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

         As a result of the merger, holders of Heritage common stock will be exchanging their shares of a Texas corporation governed by the Texas Business Corporation Act and Heritage's articles of incorporation, as amended, and bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law and Regions' certificate of incorporation and bylaws. Certain significant differences exist between the rights of Heritage stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' certificate of incorporation and bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' board of directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Texas Business Corporation Act and the Delaware General Corporation Law as well as to Regions' certificate of incorporation and bylaws and Heritage's articles of incorporation and bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

         The provisions of Regions' certificate of incorporation and bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate or Articles of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "protective provisions." In general, one purpose of the protective provisions is to assist Regions' board of directors in playing a role in connection with attempts to acquire control of Regions, so that the board of directors can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the board of directors determines that a sale of control is in their best interests, by enhancing the board of directors' ability to maximize the value to be received by the stockholders upon such a sale.

         Although Regions' management believes the protective provisions are beneficial to Regions' stockholders, the protective provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The protective provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions common stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Regions common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the board of directors and management. Furthermore, the protective provisions may make it more difficult for Regions' stockholders to replace the board of directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the protective provisions may tend to perpetuate the incumbent board of directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. Regions' certificate of incorporation authorizes the issuance of up to 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At March 31, 2000, 222,171,783 shares of Regions common stock were issued, including 1,750,000 treasury shares, and 220,421,783 shares were outstanding. Regions' board of directors may authorize the issuance of additional shares of Regions common stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. Regions' certificate of incorporation does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions common stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions common stock (or the right to receive Regions common stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

     Heritage. Heritage's authorized capital stock consists of 2,000,000 shares of Heritage common stock, which is the only class of capital stock authorized and of which 521,000 shares were issued and outstanding as of the record date.

     Pursuant to the Texas Business Corporation Act, Heritage's board of directors may authorize the issuance of additional shares of Heritage common stock without further action by Heritage's stockholders. Heritage's articles of incorporation, as amended, do not provide the stockholders of Heritage with preemptive rights to purchase or subscribe to any unissued authorized shares of Heritage common stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (1) all shares entitled to vote thereon and (2) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Regions' certificate of incorporation states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the certificate of incorporation and bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

     Regions' certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

     Heritage. The Texas Business Corporation Act generally provides that a Texas corporation's articles of incorporation may be amended by the affirmative vote of at least two-thirds of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower voting requirement. Heritage's articles of incorporation do not include special provisions relating to amendment of the articles of incorporation.

     The board of directors has the power to adopt, amend, or repeal the bylaws by a majority vote, subject to the right of the stockholders to adopt, amend, or repeal the bylaw. A stockholder resolution may limit the board of director's authority to amend or alter bylaws. The articles of incorporation of a Texas corporation may provide that bylaws may be amended or repealed only by the stockholders, or only by the board of directors instead of the stockholders. Heritage's articles of incorporation do not include such a provision.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. Regions' certificate of incorporation provides that Regions' board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions' having a classified board of directors is that only approximately one-third of the members of the board of directors are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the board of directors. The purpose of dividing Regions' board of directors into classes is to facilitate continuity and stability of leadership of Regions by ensuring that experienced personnel familiar with Regions will be represented on Regions' board of directors at all times, and to permit Regions' management to plan for the future for a reasonable time. However, by potentially delaying the time within which an acquirer could obtain working control of the board of directors, this provision may discourage some potential mergers, tender offers, or takeover attempts.

     Pursuant to Regions' certificate of incorporation, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors.

With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of a majority of the shares of Regions common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions common stock to obtain representation on Regions' board of directors.

     Heritage. Heritage's articles of incorporation do not provide for a classified board of directors. Holders of Heritage common stock are not afforded cumulative voting rights.

REMOVAL OF DIRECTORS

     Regions. Under Regions' certificate of incorporation, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

     Heritage. Pursuant to the Texas Business Corporation Act, unless otherwise provided in a corporation's articles of incorporation or bylaws, any director, or the entire board of directors, may be removed with or without cause, by vote of the stockholders at a special stockholders' meeting specifically called for that purpose. The articles of incorporation or bylaws may specify the stockholder vote required, which may not be less than a majority of the shares entitled to vote. Heritage's bylaws provide that the stockholder vote required for removal of a director shall be a majority of the shares entitled to vote.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. Regions' certificate of incorporation provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     Heritage. The Texas Miscellaneous Corporation Laws Act provides for, and Heritage's articles of incorporation include, a similar provision limiting a director's personal liability for money damages arising out of a breach of duty.

INDEMNIFICATION

     Regions. Regions' certificate of incorporation provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     Heritage. The Texas Business Corporation Act and Heritage's bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the board of directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' board of directors call such a meeting. This provision, combined with other provisions of the certificate of incorporation and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' board of directors by calling a special meeting of stockholders at which such stockholder could replace the entire board of directors with nominees who were in favor of such proposal.

     Heritage. Under the Texas Business Corporation Act and Heritage's bylaws, a special meeting of Heritage's stockholders may be called by the president, the board of directors, or the holders of at least 10% of the outstanding common stock of Heritage.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. Regions' certificate of incorporation provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the board of directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     Heritage. Under the Texas Business Corporation Act and Heritage's bylaws, any action requiring or permitting stockholder approval may be approved by written consent of stockholders holding all of the shares of Heritage common stock outstanding.

STOCKHOLDER NOMINATIONS

     Regions. Regions' certificate of incorporation and bylaws provide that any nomination by stockholders of individuals for election to the board of directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (1) the name, age, business, and, if known, residential address of each nominee, (2) the principal occupation or employment of each such nominee, and (3) the number of shares of Regions capital stock beneficially owned by each such nominee. The board of directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     Heritage. Neither Heritage's articles of incorporation nor its bylaws provide for special nominating procedures for election of directors.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. Regions' certificate of incorporation generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, or (2) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' board of directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the board of directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, (2) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (3) the dissolution of Regions. However, pursuant to the Delaware General Corporation Law, Regions may enter into a merger transaction without stockholder approval if (1) Regions is the surviving corporation, (2) the agreement of merger does not amend in any respect Regions' certificate of incorporation, (3) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (4) either no shares of Regions common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions common stock outstanding immediately prior to the effective date of the merger.

     Heritage. The Texas Business Corporation Act generally requires approval of at least two-thirds of the outstanding shares of a corporation's voting stock to approve a merger, consolidation, share exchange, sale of all or substantially all of the corporation's assets, or similar corporate transaction. The corporation's board of directors by resolution may require a higher percentage of votes necessary for approval.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware General Corporation Law ("Section 203") places certain restrictions on "business combinations" (as defined in
Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (1) prior to the time when the person or entity becomes an interested stockholder, Regions' board of directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (2) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(3) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' board of directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     Heritage. Certain publicly held corporations in Texas are subject to the Texas Business Combination Law, which imposes restrictions on certain business combinations between the corporation and an interested stockholder. The Texas Business Combination Law does not apply to Heritage because Heritage is not within the definition of "issuing public corporation" as that term is defined in the Business Combination Law.

DISSENTERS' RIGHTS

     Regions. The rights of dissenting stockholders of Regions are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (1) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (2) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions common stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions common stock do not have dissenters' rights.

     Heritage. A summary of the pertinent provisions of the Texas Business Corporation Act pertaining to dissenters' rights is set forth under the caption "The Merger--Dissenting Stockholders," and such provisions are included as Appendix C.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     Heritage. Pursuant to the Texas Business Corporation Act, upon written demand stating the purpose, a stockholder who has held stock of the corporation for at least six months or who holds at least 5% of the outstanding stock, may for any proper purpose inspect and make extracts of corporate books and records of account, minutes, and share transfer records.

DIVIDENDS

     Regions. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation--Payment of Dividends."

     Heritage. Pursuant to the Texas Business Corporation Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (1) the corporation would be insolvent, or (2) the distribution exceeds the corporation's surplus. There are no specific restrictions regarding payment of dividends contained in Heritage's articles of incorporation.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions common stock is quoted on the Nasdaq National Market under the symbol "RGBK." Heritage common stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions common stock as reported on the Nasdaq National Market, the high and low prices of Heritage common stock based on the transactions known to Heritage management, and the cash dividends declared per share of Regions common stock. For the indicated period there has been only a very limited number of transactions in Heritage common stock and all such transactions have involved limited numbers of shares.


                                               REGIONS                        HERITAGE
                                   PRICE RANGE                               PRICE RANGE
                                   -----------         CASH DIVIDENDS        -----------
                                                          DECLARED
                                HIGH          LOW         PER SHARE       HIGH         LOW
                                ----          ---      --------------     ----         ---
1998
First Quarter................ $ 43.50      $  37.94      $    .23       $    --      $     --
Second Quarter...............   45.25         38.66           .23            --            --
Third Quarter................   42.69         33.81           .23            --            --
Fourth Quarter...............   40.69         30.25           .23         15.00         15.00

1999
First Quarter................   41.44         34.63           .25            --            --
Second Quarter...............   39.13         34.72           .25            --            --
Third Quarter................   38.94         29.81           .25            --            --
Fourth Quarter...............   31.25         23.38           .25         15.00         13.00

2000
First Quarter................   24.31         18.44           .27            --            --
Second Quarter...............   24.50         19.19           .27            --            --
Third Quarter (through
    July 13, 2000) ..........   21.94         21.00            --            --            --





     On July 13, 2000, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, was $21.38, and the price of Heritage common stock in the last known transaction was $15.00. On April 7, 2000, the last business day prior to public announcement of the proposed merger, the last reported sale price of Regions common stock, as reported on the Nasdaq National Market, was $21.94, and the price of Heritage common stock in the last known transaction was $15.00.


     The holders of Regions common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions common stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the board of directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation--Payment of Dividends."

     Heritage's dividend policy has been not to pay cash dividends, but rather to accumulate earnings and profits for the purposes of strengthening capital and supporting internal growth.

                           INFORMATION ABOUT HERITAGE

     Heritage is a bank holding company organized under the laws of the state of Texas with its principal executive office located in Hutto, Texas. Heritage operates principally through Texas Heritage Bank, which is a state-chartered commercial bank and which provides a range of consumer and commercial banking services through six offices in Williamson and Travis Counties in central Texas. At March 31, 2000, Heritage had total consolidated assets of approximately $102.8 million, total consolidated deposits of approximately $95.4 million, and total consolidated stockholders' equity of approximately $4.8 million. Heritage's principal executive office is located at 500 Highway 79 West, Hutto, Texas 78634 and its telephone number at such address is (512) 759-5000.

COMPETITION

     Heritage encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, credit unions, other financial institutions, and financial intermediaries that operate in Heritage's market area. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Texas Heritage Bank also competes for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short term obligations. Many of these competitors have greater financial resources than Texas Heritage Bank. At March 31, 2000, there were approximately 30 commercial banks, 70 savings institutions, and 21 credit unions competing with Texas Heritage Bank in the Bank's market area.

LEGAL PROCEEDINGS

     Heritage and Texas Heritage Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

     The following table presents information about the directors and executive officers of Heritage and Texas Heritage Bank. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of Heritage common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date. The shares of Heritage which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

                          PRESENT OCCUPATION                POSITION AND                      DIRECTOR OR       NUMBER OF SHARES
                             AND PRINCIPAL                  OFFICES HELD                       EXECUTIVE       BENEFICIALLY OWNED
                            OCCUPATION FOR                  WITH HERITAGE                      OFFICER OF      AT THE RECORD DATE
        NAME                LAST FIVE YEARS                   AND BANK                       HERITAGE SINCE   AND PERCENT OF CLASS
--------------------      ------------------                -------------                    --------------   --------------------

Robert D. Wunsch        Real Estate Investments          Chairman of the Board                   9/94         95,733     18.37%
                                                        of Heritage and the Bank

James L. Shield, II             Banking                President and a Director of               4/97         17,340      3.32% (1)
                                                   Heritage; President, Chief Executive
                                                    Officer and a Director of the Bank

Robert T. Harris                Banking                   Director of Heritage;                  9/97         13,170      2.52% (2)
                                                      Executive Vice President and
                                                          Director of the Bank

Corinne Hooker                  Banking                  Secretary of Heritage;                  9/94            500      0.10% (3)
                                                       Senior Vice President and
                                                          Director of the Bank

Jim M. Boles              Real Estate Broker        Director of Heritage and the Bank                          2,500      0.48%

Albert V. Furman              Investments           Director of Heritage and the Bank            9/94        228,687     43.89%

Joe Matlock                   Investments           Director of Heritage and the Bank           12/99          5,000      0.96%

Barry L. Ruhl          Executive Vice President     Director of Heritage and the Bank            9/94         49,999      9.60%
                        of A.G. Spanos Company


(1) Includes options for 2,000 shares of common stock. Percentage ownership is based on 523,000 shares issued and outstanding.

(2) Includes options for 1,000 shares of common stock. Percentage ownership is based on 522,000 shares issued and outstanding.

(3) Consists of options for 500 shares of common stock. Percentage ownership is based on 521,500 shares issued and outstanding.

TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, Texas Heritage Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Heritage common stock, as of the record date.

                            NAME AND ADDRESS             AMOUNT AND NATURE          PERCENT OF
TITLE OF CLASS            OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP        CLASS (1)
--------------            -------------------           --------------------        ----------
Common Stock              Robert Cook                         105,071               20.17%
                          7509 7th Avenue                      Direct
                          Kenosha, Wisconsin 53143


Common Stock              Albert V. Furman                    228,687               43.89%
                          830 Hudson                           Direct
                          Glenview, Illinois 60025


Common Stock              Barry L. Ruhl                        49,999                9.60%
                          7347 North Pershing Avenue           Direct
                          Stockton, California 95207

Common Stock              Robert D. Wunsch                     95,733               18.37%
                          5811 Mesa Drive #1414                Direct
                          Austin, Texas 78731

(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Securities Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest. The shares of Heritage common stock issuable upon exercise of outstanding options held by a person are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

                            INFORMATION ABOUT REGIONS


GENERAL

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 740 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of March 31, 2000. At that date, Regions had total consolidated assets of approximately $41.4 billion, total consolidated deposits of approximately $32.0 billion, and total consolidated stockholders' equity of approximately $3.1 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 944-1300.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."

RECENT DEVELOPMENTS

     Since December 31, 1999, and as of the date of this Proxy
Statement-Prospectus, Regions has completed the acquisitions of one financial institution and has entered into definitive agreements to acquire two financial institutions in addition to the merger. Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                                                 CONSIDERATION
                                                                                 -------------
                                                                   APPROXIMATE
                                                           -------------------------                  ACCOUNTING
          INSTITUTION                                      ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                                                           -------------    --------      ----        ----------
                                                                  (In millions)
Recently Completed Acquisition
------------------------------


LCB Corporation, located in Fayetteville, Tennessee            $173           $28        Regions      Purchase
                                                                                         Common
                                                                                         Stock

Other Pending Acquisitions
--------------------------

East Coast Bank Corporation, located in Ormond Beach,           108            11        Regions      Purchase
Florida                                                                                  Common
                                                                                         Stock

First National Bancshares of Louisiana, Inc., located in        245            58        Regions      Purchase
Alexandria, Louisiana                                                                    Common
                                                                                         Stock

---------------
(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

     Consummation of the other pending acquisitions is subject to the approval of certain regulatory agencies and approval of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

     If the other pending acquisitions and the merger had been consummated on March 31, 2000, as of that date Regions' total consolidated assets would have been increased by approximately $473 million to approximately $41.9 billion; its total consolidated deposits would have increased by approximately $412 million to approximately $32.4 billion; and its total consolidated stockholders' equity would have increased by approximately $40 million to approximately $3.2 billion.

                           SUPERVISION AND REGULATION


     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Heritage. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1999. See "Where You Can Find More Information."

GENERAL

     Regions and Heritage are both bank holding companies registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. As such, Regions and Heritage and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board.

     The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before: (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (2) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (3) it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

     The Bank Holding Company Act generally prohibits Regions and Heritage from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     In November, 1999, the President signed the Gramm-Leach-Bliley Act, which significantly relaxes previously existing restrictions on the activities of banks and bank holding companies. Effective in March 2000, an eligible bank holding company may elect to be a "financial holding company" and thereafter may engage in a range of activities that are financial in nature and that were not previously permissible for banks and bank holding companies. For a bank holding company to be eligible for financial holding company status, all of its subsidiary financial institutions must be well-capitalized and well managed. It effects financial holding company status by filing a declaration with the Federal Reserve Board that it elects to be a financial holding company. A financial holding company may engage directly or through a subsidiary in the statutorily authorized activities of securities dealing, underwriting, and market making, insurance underwriting and agency activities, merchant banking, and insurance company portfolio investments, and in any activity that the Federal Reserve Board determines by rule or order to be financial in nature or incidental to such financial activity. The Federal Reserve Board must deny expanded authority to any bank holding company that received less than a satisfactory rating on its most recent Community Reinvestment Act review as of the time it submits its declaration. Although Regions currently meets the prerequisites for financial holding company status, it has not filed an election with the Federal Reserve Board.

     The Gramm-Leach-Bliley Act also permits securities brokerage firms and insurance companies to own banks and bank holding companies. The Act also seeks to streamline and coordinate regulation of integrated financial holding companies, providing generally for "umbrella" regulation of financial holding companies by the Federal Reserve Board, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

     Each of the subsidiary banks of Regions and Heritage is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     Texas Heritage Bank and all of Regions' subsidiary banks that are state-chartered banks are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. The federal banking regulator for each of the subsidiary banks, as well as the appropriate state banking authority for each of the subsidiary banks that is a state chartered bank, regularly examines the operations of the subsidiary banks and is given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions and Heritage are legal entities separate and distinct from their banking and other subsidiaries. The principal sources of cash flow of both Regions and Heritage, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary banks. There are statutory and regulatory limitations on the payment of dividends by these subsidiary banks to Regions and Heritage, as well as by Regions and Heritage to their stockholders.

     As to the payment of dividends, Texas Heritage Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the FDIC.

     If, in the opinion of a federal banking regulatory agency, an institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete an institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the Federal Reserve Board and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At March 31, 2000, under dividend restrictions imposed under federal and state laws, the subsidiary banks of Regions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $394 million.

     The payment of dividends by Regions and Heritage and their subsidiary banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions, Heritage, and their respective subsidiary banks are required to comply with the capital adequacy standards established by the Federal Reserve Board in the case of Regions and Heritage, and the FDIC in the case of each of their subsidiary banks. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve Board: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of the Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The minimum guideline for Tier 1 Capital is 4.0%. At March 31, 2000, Regions' consolidated Total Capital Ratio was 11.25% and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) was 9.37%, and Texas Heritage Bank's consolidated Total Capital Ratio was 10.01% and its Tier 1 Capital Ratio was 9.24%.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. At March 31, 2000 Regions' Leverage Ratio was 6.70% and Texas Heritage Bank's Leverage Ratio was 6.90%.

     Each of Regions' and Heritage's subsidiary banks is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve Board. Each of the subsidiary banks was in compliance with applicable minimum capital requirements as of March 31, 2000. Neither Regions, Heritage, nor any of their subsidiary banks has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

     The Federal Reserve Board, the Office of the Comptroller of the Currency, and the FDIC also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

PROMPT CORRECTIVE ACTION

     Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rule implementing the prompt corrective action provisions, an institution that (1) has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

     At March 31, 2000, all of the subsidiary banks of Regions and Heritage had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     The FDIC currently uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect in 1994, assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     The FDIC may terminate an institution's insurance of deposits upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                       DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At March 31, 2000, 222,171,783 shares of Regions common stock were issued, including

1,750,000 treasury shares, and 220,421,783 shares were outstanding. At that date no preferred stock was issued. No other class of stock is authorized.

     Holders of Regions common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 2000, under such requirements and guidelines, Regions' subsidiary institutions had $394 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation--Payment of Dividends."

     For a further description of Regions common stock, see "Effect of the Merger on Rights of Stockholders."


                              STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the merger during May 2001. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices by December 18, 2000, for consideration by Regions for possible inclusion in such proxy statement.

                           FORWARD LOOKING STATEMENTS

     This Proxy Statement-Prospectus and documents incorporated in it may include forward looking statements which reflect Regions' current views with respect to future events and financial performance. Such forward looking statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Some factors are specific to Regions, including:

- The cost and other effects of material contingencies, including litigation contingencies and other contingencies related to acquired operations.

- Regions' ability to expand into new markets and to maintain profit margins in the face of pricing pressures.

- The ability of Regions to achieve the earnings expectations related to the acquired operations of recently-completed and pending acquisitions, which in turn depends on a variety of factors, including

     - the ability of Regions to achieve the anticipated cost savings and revenue enhancements with respect to the acquired operations.

     - the assimilation of the acquired operations to Regions' corporate culture, including the ability to instill Regions' credit practices and efficient approach to the acquired operations.

     - the continued growth of the acquired entities' markets consistent with recent historical experience.

Other factors which may affect Regions apply to the financial services industry more generally, including:

- Possible changes in economic and business conditions that may affect the prevailing interest rates, the prevailing rates of inflation, or the amount of growth, stagnation, or recession in the global, U.S., and southeastern U.S. economies, the value of investments, collectibility of loans, and the profitability of business entities.

- Possible changes in monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations.

- The effects of easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, and attendant changes in patterns and effects of competition in the financial services industry.

         The words "believe", "expect", "anticipate", "project", and similar expressions signify forward looking statements. Readers are cautioned not to place undue reliance on any forward looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward looking statements.

                                     EXPERTS

     The consolidated financial statements of Regions at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1999. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS


     The legality of the shares of Regions common stock to be issued in the merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the board of directors of Regions. As of July 13, 2000, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 238,335 shares of Regions common stock.


     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Washington, D.C.

                       WHERE YOU CAN FIND MORE INFORMATION

     Regions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regions files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

     Regions filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Regions common stock to be issued to Heritage stockholders in the merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of Regions. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in Regions' Registration Statement or the exhibits to that Registration Statement.

     SEC regulations allow Regions to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that Regions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in this Proxy Statement-Prospectus or in later filed documents incorporated by reference in this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus incorporates by reference the documents set forth below that Regions has previously filed with the SEC. These documents contain important information about Regions and its finances.

REGIONS SEC FILINGS (FILE NO. 0-6159)        PERIOD/AS OF DATE

Annual Report on Form 10-K                   Year ended December 31, 1999
Quarterly Reports on Form 10-Q               Quarter ended March 31, 2000.

     Regions also incorporates by reference additional documents that may be filed with the SEC between the date of this Proxy Statement-Prospectus and the consummation of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Regions has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to Regions, and Heritage has supplied all such information relating to Heritage.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regions, the SEC or the SEC's Internet web site as described above.

     You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated July 14, 2000. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement-Prospectus to stockholders nor the issuance of Regions common stock in the merger creates any implication to the contrary.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in the Proxy Statement-Prospectus or in Regions' documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement-Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement-Prospectus does not extend to you.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                             HERITAGE BANCORP, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF APRIL 4, 2000

                               TABLE OF CONTENTS


                                                                       PAGE
                                                                       ----
Parties..............................................................   A-6
Preamble.............................................................   A-6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER........................   A-6
    1.1  Merger......................................................   A-6
    1.2  Time and Place of Closing...................................   A-6
    1.3  Effective Time..............................................   A-7
    1.4  Execution of Support Agreements.............................   A-7
ARTICLE 2 -- TERMS OF MERGER.........................................   A-7
    2.1  Certificate of Incorporation................................   A-7
    2.2  Bylaws......................................................   A-7
    2.3  Directors and Officers......................................   A-7
ARTICLE 3 -- MANNER OF CONVERTING SHARES.............................   A-8
    3.1  Conversion of Shares........................................   A-8
    3.2  Anti-Dilution Provisions....................................   A-8
    3.3  Shares Held by Heritage or Regions..........................   A-8
    3.4  Dissenting Stockholders.....................................   A-8
    3.5  Fractional Shares...........................................   A-9
    3.6  Conversion of Stock Options.................................   A-9
ARTICLE 4 -- EXCHANGE OF SHARES......................................  A-10
    4.1  Exchange Procedures.........................................  A-10
    4.2  Rights of Former Heritage Stockholders......................  A-10
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF HERITAGE..............  A-11
    5.1  Organization, Standing, and Power...........................  A-11
    5.2  Authority; No Breach By Agreement...........................  A-11
    5.3  Capital Stock...............................................  A-12
    5.4  Heritage Subsidiaries.......................................  A-12
    5.5  Financial Statements........................................  A-13
    5.6  Absence of Undisclosed Liabilities..........................  A-13
    5.7  Absence of Certain Changes or Events........................  A-14
    5.8  Tax Matters.................................................  A-14
    5.9  Assets......................................................  A-15
    5.10 Environmental Matters.......................................  A-15
    5.11 Compliance with Laws........................................  A-16
    5.12 Labor Relations.............................................  A-17
    5.13 Employee Benefit Plans......................................  A-17
    5.14 Material Contracts..........................................  A-19
    5.15 Legal Proceedings...........................................  A-20
    5.16 Reports.....................................................  A-20
    5.17 Statements True and Correct.................................  A-20
    5.18 Tax and Regulatory Matters..................................  A-21
    5.19 State Takeover Laws.........................................  A-21
    5.20 Charter Provisions..........................................  A-21
    5.21 Support Agreements..........................................  A-21
    5.22 Derivatives.................................................  A-21

                                                                       PAGE
                                                                       ----
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS...............  A-22
    6.1  Organization, Standing, and Power...........................  A-22
    6.2  Authority; No Breach By Agreement...........................  A-22
    6.3  Capital Stock...............................................  A-22
    6.4  Regions Subsidiaries........................................  A-23
    6.5  SEC Filings; Financial Statements...........................  A-23
    6.6  Absence of Undisclosed Liabilities..........................  A-24
    6.7  Absence of Certain Changes or Events........................  A-24
    6.8  Compliance with Laws........................................  A-24
    6.9  Legal Proceedings...........................................  A-25
    6.10 Reports.....................................................  A-25
    6.11 Statements True and Correct.................................  A-25
    6.12 Tax and Regulatory Matters..................................  A-25
    6.13 Derivatives.................................................  A-26
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION................  A-26
    7.1  Affirmative Covenants of Both Parties.......................  A-26
    7.2  Negative Covenants of Heritage..............................  A-26
    7.3  Adverse Changes in Condition................................  A-28
    7.4  Reports.....................................................  A-28
ARTICLE 8 -- ADDITIONAL AGREEMENTS...................................  A-29
    8.1  Registration Statement; Proxy Statement; Stockholder
         Approval....................................................  A-29
    8.2  Exchange Listing............................................  A-29
    8.3  Applications................................................  A-29
    8.4  Filings with State Offices..................................  A-30
    8.5  Agreement as to Efforts to Consummate.......................  A-30
    8.6  Investigation and Confidentiality...........................  A-30
    8.7  Press Releases..............................................  A-31
    8.8  Certain Actions.............................................  A-31
    8.9  Tax Treatment...............................................  A-31
    8.10 State Takeover Laws.........................................  A-32
    8.11 Charter Provisions..........................................  A-32
    8.12 Agreement of Affiliates.....................................  A-32
    8.13 Employee Benefits and Contracts.............................  A-32
    8.14 Indemnification.............................................  A-33
    8.15 Certain Modifications.......................................  A-34
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.......  A-34
    9.1  Conditions to Obligations of Each Party.....................  A-34
    9.2  Conditions to Obligations of Regions........................  A-36
    9.3  Conditions to Obligations of Heritage.......................  A-37
ARTICLE 10 -- TERMINATION............................................  A-38
   10.1  Termination.................................................  A-38
   10.2  Effect of Termination.......................................  A-38
   10.3  Non-Survival of Representations and Covenants...............  A-39

                                                                       PAGE
                                                                       ----
ARTICLE 11 -- MISCELLANEOUS..........................................  A-39
   11.1  Definitions.................................................  A-39
   11.2  Expenses....................................................  A-46
   11.3  Brokers and Finders.........................................  A-46
   11.4  Entire Agreement............................................  A-46
   11.5  Amendments..................................................  A-47
   11.6  Waivers.....................................................  A-47
   11.7  Assignment..................................................  A-47
   11.8  Notices.....................................................  A-48
   11.9  Governing Law...............................................  A-48
   11.10 Counterparts................................................  A-48
   11.11 Captions....................................................  A-48
   11.12 Interpretations.............................................  A-48
   11.13 Enforcement of Agreement....................................  A-49
   11.14 Severability................................................  A-49
Signatures...........................................................  A-49

                                LIST OF EXHIBITS


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 1.        --  Form of Support Agreement. (sec. 1.4).
 2.        --  Form of Affiliate Agreement. (sec.sec. 8.12, 9.2(d)).
 3.        --  Form of Claims Letter. (sec. 9.2(e)).
 4.        --  Opinion of Heritage Counsel (sec. 9.2(f)).
 5.        --  Opinion of Regions Counsel. (sec. 9.3(d)).



                              [Exhibits omitted.]

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 4, 2000, by and between HERITAGE BANCORP, INC. ("Heritage"), a corporation organized and existing under the Laws of the State of Texas, with its principal office located in Hutto, Texas; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of Heritage and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Heritage by Regions pursuant to the merger of Heritage with and into Regions. At the effective time of the merger, the outstanding shares of the capital stock of Heritage shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of Heritage shall become stockholders of Regions, and each of the subsidiaries of Heritage shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of Heritage, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     As a condition and inducement to Regions' willingness to enter into this Agreement, each of Heritage's directors is executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Heritage shall be merged with and into Regions in accordance with the provisions of Sections 5.01 through 5.04 of the TBCA and Sections 252 and 258 of the DGCL and with the effect provided in Section 5.06 of the TBCA and
Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Heritage and Regions.

     1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Texas Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Texas and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; and (ii) the date on which the stockholders of Heritage approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law, or such later day within 30 days thereof as may be specified by Regions.

     1.4 Execution of Support Agreements. Simultaneously with the execution of this Agreement and as a condition hereto, each of the directors of Heritage is executing and delivering to Regions a Support Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

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                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or Heritage, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Heritage Common Stock (excluding shares held by any Heritage Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 1.50 shares of Regions Common Stock (subject to adjustment as provided in the following proviso, the "Exchange Ratio"); provided that (i) in the event the Average Closing Price is greater than $28.50, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) the product of $28.50 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and
     (ii) in the event the Average Closing Price is less than $21.50, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) the product of $21.50 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price.

     3.2 Anti-Dilution Provisions. In the event Heritage changes the number of shares of Heritage Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by Heritage or Regions. Each of the shares of Heritage Common Stock held by any Heritage Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of Heritage Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 5.11 and 5.12 of the TBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the TBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Heritage fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and

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

deliver the consideration to which such holder of shares of Heritage Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Heritage Common Stock held by such holder. Heritage will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Heritage.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Heritage Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to a fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock at the close of regular trading on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 Conversion of Stock Options. (a) At the Effective Time, all rights with respect to Heritage Common Stock pursuant to stock options or stock appreciation rights ("Heritage Options") granted by Heritage under the Heritage Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each Heritage Option, in accordance with the terms of the Heritage Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Heritage Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such Heritage Option shall be equal to the number of shares of Heritage Common Stock subject to such Heritage Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Heritage Option shall be adjusted by dividing the per share exercise price under each such Heritage Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Heritage and Regions agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses therein) for so long as such options remain outstanding.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. As soon as reasonably practicable after the Effective Time, Regions and Heritage shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of Heritage appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Heritage Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Heritage Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Sections 5.11 and 5.12 of the TBCA) issued and outstanding at the Effective Time promptly upon surrender the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Heritage Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Until so surrendered, each outstanding certificate of Heritage Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of Regions Common Stock, to represent the consideration into which the number of shares of Heritage Common Stock represented thereby prior to the Effective Time shall have been converted. Regions shall not be obligated to deliver the consideration to which any former holder of Heritage Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Heritage Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Heritage Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, Heritage, nor the Exchange Agent shall be liable to a holder of Heritage Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Heritage Stockholders. At the Effective Time, the stock transfer books of Heritage shall be closed as to holders of Heritage Common Stock immediately prior to the Effective Time and no transfer of Heritage Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Heritage Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Heritage in respect of such shares of Heritage Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Heritage shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Heritage Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Heritage Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Heritage Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Heritage Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF HERITAGE

     Heritage hereby represents and warrants to Regions as follows:

     5.1 Organization, Standing, and Power. Heritage is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Heritage is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage.

     5.2 Authority; No Breach By Agreement. (a) Heritage has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the required vote of the outstanding shares of Heritage Common Stock. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Heritage, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Heritage Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Heritage. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Heritage, enforceable against Heritage in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Heritage, nor the consummation by Heritage of the transactions contemplated hereby, nor compliance by Heritage with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Heritage's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Heritage Company under, any Contract or Permit of any Heritage Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Heritage Company or any of their respective Material Assets where such violation would have, individually or in the aggregate, a Material Adverse Effect on Heritage.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Heritage of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock. (a) The authorized capital stock of Heritage consists, as of the date of this Agreement, of 2,000,000 shares of Heritage Common Stock, of which 521,000 shares are issued and outstanding as of the date of this Agreement and not more than 524,500 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Heritage Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the TBCA. None of the outstanding shares of Heritage Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Heritage. Heritage has reserved 3,500 shares of Heritage Common Stock for issuance under the Heritage Stock Plans, pursuant to which options to purchase not more than 3,500 shares of Heritage Common Stock are outstanding, as set forth in Section 5.3(a) of the Heritage Disclosure Memorandum.

     (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the Heritage Disclosure Memorandum, there are no shares of capital stock or other equity securities of Heritage outstanding and no outstanding Rights relating to the capital stock of Heritage.

     5.4 Heritage Subsidiaries. Heritage has disclosed in Section 5.4 of the Heritage Disclosure Memorandum all of the Heritage Subsidiaries as of the date of this Agreement. Except as set forth in Section 5.4 of the Heritage Disclosure Memorandum, Heritage or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Heritage Subsidiary. No equity securities of any Heritage Subsidiary are or may become required to be issued (other than to another Heritage Company) by reason of any Rights, and there are no Contracts by which any Heritage Subsidiary is bound to issue (other than to another Heritage Company) additional shares of its capital stock or Rights or by which any Heritage Company is or may be bound to transfer any shares of the capital stock of any Heritage Subsidiary (other than to another Heritage Company). There are no Contracts relating to the rights of any Heritage Company to vote or to dispose of any shares of the capital stock of any Heritage Subsidiary. All of the shares of capital stock of each Heritage Subsidiary held by a Heritage Company are fully paid and nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Heritage Company free and clear of any Lien. Each Heritage Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Heritage Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage. Each Heritage Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     5.5 Financial Statements. Heritage has disclosed in Section 5.5 of the Heritage Disclosure Memorandum, and has delivered to Regions copies of, all Heritage Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all Heritage Financial Statements prepared subsequent to the date hereof. The Heritage Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Heritage Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Heritage Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity (where applicable), and cash flows (where applicable) of the Heritage Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

     5.6 Absence of Undisclosed Liabilities. No Heritage Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Heritage, included in the Heritage Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to September 30, 1999. No Heritage Company has incurred or paid any Liability since September 30, 1999, except for (i) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage, (ii) the fees and expenses relating to the Merger as described in Article 11 hereof, and (iii) as set forth in Section 5.6 of the Heritage Disclosure Memorandum.

     5.7 Absence of Certain Changes or Events. Since September 30, 1999, except as disclosed in the Heritage Financial Statements delivered prior to the date of the Agreement or as otherwise disclosed in the Heritage Disclosure Memorandum,
(i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage, and (ii) the Heritage Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Heritage provided in Article 7 of this Agreement, other than conducting the process that has led up to the execution and consummation of this Agreement.

     5.8 Tax Matters. (a) Since December 31, 1992, all Tax Returns required to be filed by or on behalf of any of the Heritage Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and, to the Knowledge of Heritage, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Heritage, except to the extent reserved against in the Heritage Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the Heritage Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the Heritage Companies for the period or periods through and including the date of the respective Heritage Financial Statements has been made and is reflected on such Heritage Financial Statements.

     (d) Each of the Heritage Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all Material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     (e) None of the Heritage Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code, except as set forth in Section 5.8(e) of the Heritage Disclosure Memorandum; provided that none of the contracts disclosed therein contains any "gross up" provision.

     (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Heritage Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Heritage Companies that occurred during or after any Taxable Period in which the Heritage Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

     (h) No Heritage Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

     (j) No Heritage Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. Except as disclosed or reserved against in the Heritage Financial Statements made available prior to the date of this Agreement, the Heritage Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are Material to the business of the Heritage Companies. All Material tangible properties used in the businesses of the Heritage Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Heritage's past practices. All Assets which are Material to Heritage's business on a consolidated basis, held under leases or subleases by any of the Heritage Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Heritage Companies currently maintain the insurance policies set forth in Section 5.9 of the Heritage Disclosure Memorandum. Except as reflected in the provisions of said policies, none of the Heritage Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any Heritage Company under such policies. The Assets of the Heritage Companies include all Material Assets required to operate the business of the Heritage Companies as presently conducted.

     5.10 Environmental Matters. (a) Each Heritage Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage.

     (b) There is no Litigation pending or, to the Knowledge of Heritage, threatened before any court, governmental agency, or authority, or other forum in which any Heritage Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Heritage

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Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage.

     (c) There is no Litigation pending, or to the Knowledge of Heritage, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Heritage in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage.

     (d) To the Knowledge of Heritage, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage.

     (e) To the Knowledge of Heritage, during the period of (i) any Heritage Company's ownership or operation of any of their respective current properties,
(ii) any Heritage Company's participation in the management of any Participation Facility, or (iii) any Heritage Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage. Prior to the period of (i) any Heritage Company's ownership or operation of any of their respective current properties, (ii) any Heritage Company's participation in the management of any Participation Facility, or
(iii) any Heritage Company's holding of a security interest in a Loan Property, to the Knowledge of Heritage, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage.

     5.11 Compliance with Laws. Heritage is duly registered as a bank holding company under the BHC Act. Each Heritage Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage. Except as set forth in Section 5.11 of the Heritage Disclosure Memorandum, none of the Heritage Companies:

          (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage; and

          (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Heritage Company is not in compliance with any of the Material Laws or Orders which such governmental authority or Regulatory

     Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage,
     (ii) threatening to revoke any Material Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage, or (iii) requiring any Heritage Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 Labor Relations. No Heritage Company is the subject of any Litigation asserting that it or any other Heritage Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Heritage Company to bargain with any labor organization as to wages or conditions of employment, nor is any Heritage Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Heritage Company, pending or, to the Knowledge of Heritage, threatened, or to the Knowledge of Heritage, is there any activity involving any Heritage Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans.  (a) Heritage has disclosed to Regions in
Section 5.13 of the Heritage Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Material Heritage Benefit Plans. For purposes of this Agreement, "Heritage Benefit Plans" means all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any Heritage Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Heritage Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Heritage ERISA Plan." Any Heritage ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Heritage Pension Plan." Neither Heritage nor any Heritage Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any Heritage Company within the last five years, that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any Heritage Company has any Liability, is disclosed as such in Section
5.13 of the Heritage Disclosure Memorandum.

     (b) Heritage has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for Heritage Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any Heritage Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Heritage Benefit Plan with respect to the most recent plan year available, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All Heritage Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage. Each Heritage ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Heritage is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any Heritage ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Heritage is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each Heritage Benefit Plan to the Knowledge of Heritage, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Heritage. There is no Material pending or, to the Knowledge of Heritage, threatened Litigation relating to any Heritage ERISA Plan.

     (d) No Heritage Company has engaged in a transaction with respect to any Heritage Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Heritage Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage. Neither Heritage nor, to the Knowledge of Heritage, any administrator or fiduciary of any Heritage Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject Heritage to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Heritage. No oral or written representation or communication with respect to any aspect of the Heritage Benefit Plans has been made by Heritage to employees of any Heritage Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on Heritage.

     (e) No Heritage Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Heritage Pension Plan, (ii) no change in the actuarial assumptions with respect to any Heritage Pension Plan, and (iii) no increase in benefits under any Heritage Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage. Neither any Heritage Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Heritage Company, or the single-employer plan of any entity which is considered one employer with Heritage under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "Heritage ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a Heritage Pension Plan or any single-employer plan of a Heritage ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code
Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code
Section 4971. No Heritage Company has provided, or is required to provide, security to a Heritage Pension Plan or to any single-employer plan of a Heritage ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Heritage, except to the extent any failure would not have a Material Adverse Effect on Heritage.

     (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any Heritage Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Heritage ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on Heritage).

     (g) No Heritage Company has any obligations for retiree health and retiree life benefits under any of the Heritage Benefit Plans other than with respect to benefit coverage mandated by applicable Law, except as set forth in Section 5.13(g) of the Heritage Disclosure Memorandum.

     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Heritage Company from any Heritage Company under any Heritage Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Heritage Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, except as set forth in Section 5.13(h) of the Heritage Disclosure Memorandum.

     5.14 Material Contracts. Except as set forth in Section 5.14 of the Heritage Disclosure Memorandum, none of the Heritage Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Heritage Company or the guarantee by any Heritage Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by Heritage with the SEC as of the date of this Agreement, if Heritage were so required to file a Form 10-KSB (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Heritage Contracts"). To the Knowledge of Heritage, with respect to each Heritage Contract: (i) the Contract is in full force and effect; (ii) no Heritage Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage; (iii) no Heritage Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Heritage, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any Heritage Company for money borrowed is prepayable at any time by such Heritage Company without penalty or premium.

     5.15 Legal Proceedings. (a) Except to the extent specifically reserved for in the Heritage Financial Statements delivered to Regions prior to the date of this Agreement, and then only to the extent of the amount of the specific reserve, there is no Litigation instituted or pending, or, to the Knowledge of Heritage, threatened against any Heritage Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, if adversely determined, individually or in the aggregate, a Material Adverse Effect on Heritage, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Heritage Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage.

     (b) Section 5.15(b) of the Heritage Disclosure Memorandum includes a list of all Litigation as of the date of this Agreement to which any Heritage Company is a party and which names a Heritage Company as a defendant or cross-defendant.

     5.16 Reports. Since December 31, 1996, or the date of organization if later, each Heritage Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Heritage. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     5.17 Statements True and Correct. None of the information supplied or to be supplied by any Heritage Company or any Affiliate thereof regarding Heritage or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Heritage Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Heritage's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of Heritage, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Heritage Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.18 Tax and Regulatory Matters. Except as specifically contemplated by this Agreement, no Heritage Company or any Affiliate thereof has taken or agreed to take any action, and Heritage has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Heritage there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such Section 9.1(b).

     5.19 State Takeover Laws. Each Heritage Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Texas (collectively, "Takeover Laws") including those Laws contained within the TBCA.

     5.20 Charter Provisions. Each Heritage Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Heritage Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Heritage Company that may be directly or indirectly acquired or controlled by it.

     5.21 Support Agreements. Each of the directors of Heritage has executed and delivered to Regions a Support Agreement in substantially the form attached as Exhibit 1 to this Agreement.

     5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Heritage's own account, or for the account of one or more the Heritage Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to Heritage as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach By Agreement. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 500,000,000 shares of Regions Common Stock, of which 220,635,661 shares were issued and outstanding as of December 31, 1999. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of Heritage Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of Heritage Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     6.5 SEC Filings; Financial Statements. (a) Regions has filed and made available to Heritage all forms, reports, and documents required to be filed by Regions with the SEC since January 1 of the second fiscal year preceding the date of this Agreement (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Regions

Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1999, included in the Regions Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to September 30, 1999. No Regions Company has incurred or paid any Liability since September 30, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Absence of Certain Changes or Events. Since September 30, 1999, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     6.8 Compliance with Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10 Reports. Since December 31, 1996, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     6.11 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Heritage's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of Heritage, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.12 Tax and Regulatory Matters. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or

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

circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section or otherwise prevent consummation of the transactions contemplated hereby or delay the Effective Time beyond the date set forth in Section 10.1(e) of this Agreement, including, without limitation, a rating under the Community Reinvestment Act other than "satisfactory" or "outstanding" at any Regions Company.

     6.13 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into
(i) in accordance with prudent business practices and all applicable Laws, and
(ii) with counterparties believed to be financially responsible.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 Negative Covenants of Heritage. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Heritage covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Heritage Company, or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Heritage Company to another Heritage Company) in excess of an aggregate of $100,000 (for the Heritage Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for Heritage Subsidiaries that are depository institutions, creation of deposit liabilities,

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

     purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Heritage Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Heritage Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Heritage Company, or declare or pay any dividend or make any other distribution in respect of Heritage's capital stock, provided that in the event the Effective Time does not occur on or prior to the record date selected by Regions for the payment of a dividend in respect of Regions Common Stock for the quarter ending September 30, 2000, Heritage may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a quarterly dividend at a rate per share of Heritage Common Stock not to exceed the product of (i) the Exchange Ratio and (ii) the dividend amount per share of Regions Common Stock declared by Regions for the quarter ending September 30, 2000; or

          (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Heritage Common Stock or Heritage Preferred Stock or any other capital stock of any Heritage Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Heritage Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Heritage Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Heritage Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Heritage Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and
     (iii) other real estate owned by any Heritage Company; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Heritage Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Heritage Company, except as required by Law or, in the case of persons holding positions of vice president or below, consistent with past practices; except as set forth in Section 7.2 of the Heritage Disclosure Memorandum, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any Heritage Company; grant any increase in fees or other increases in compensation or other benefits to directors of any Heritage Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits, except as set forth in
     Section 7.2 of the Heritage Disclosure Memorandum; or

          (h) enter into or amend any employment Contract between any Heritage Company and any Person (unless such amendment is required by Law) that the Heritage Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered and in accordance with the Heritage Benefit Plans), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Heritage Company or make any Material change in or to any existing employee benefit plans of any Heritage Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any Heritage Company for Material money damages or restrictions upon the operations of any Heritage Company; or

          (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

     7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-

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

end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. Heritage shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request for inclusion in the Registration Statement. Heritage shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) Heritage shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Heritage shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of Heritage shall use their reasonable efforts to obtain such stockholders' approval, provided that Heritage may withdraw, modify, or change in an adverse manner to Regions its recommendations if the Board of Directors of Heritage, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could reasonably constitute a breach of the fiduciary duties of Heritage's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by Heritage of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

     8.2 Exchange Listing. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of Heritage Common Stock pursuant to the Merger.

     8.3 Applications. As soon as reasonably practicable after the execution of this Agreement, Regions shall prepare and file, and Heritage shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

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

Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications. Regions will promptly furnish to Heritage copies of applications filed with all Regulatory Authorities and copies of written communications received by Regions from any Regulatory Authorities with respect to the transactions contemplated hereby.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Texas Articles of Merger with the Secretary of State of the State of Texas in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party; provided, however, that the giving of such notice shall not be dispositive of the occurrence of such breach or a Material Adverse Effect.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with

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

respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.7 Press Releases. Prior to the Effective Time, Regions and Heritage shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no Heritage Company nor any Affiliate thereof nor any Representative thereof retained by any Heritage Company shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Heritage and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that
(a) Heritage's Board of Directors concludes in good faith and consistent with its fiduciary duties to Heritage's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Heritage's Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement, and (c) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Heritage's Board of Directors notifies Regions promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Heritage agrees that it will promptly keep Regions informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Heritage agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Heritage agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this Section 8.8. Nothing in this Section 8.8 shall (i) permit Heritage to terminate this Agreement (except as specifically provided in Article 10) or (ii) affect any other obligation of Regions or Heritage under this Agreement.

     8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

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

     8.10 State Takeover Laws. Each Heritage Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

     8.11 Charter Provisions. Each Heritage Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Heritage Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Heritage Company that may be directly or indirectly acquired or controlled by it.

     8.12 Agreement of Affiliates. Heritage has disclosed in Section 8.12 of the Heritage Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of Heritage for purposes of Rule 145 under the 1933 Act. Heritage shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Heritage Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Shares of Regions Common Stock issued to such affiliates of Heritage in exchange for shares of Heritage Common Stock shall not be transferable, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of Heritage pursuant to this Agreement to enforce the provisions of this Section 8.12), except as provided herein. Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.13. Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the Heritage Companies, who at or after the Effective Time become employees of a Regions Company ("Continuing Employees"), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Heritage shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of Heritage shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of Heritage shall be treated as service under any similar employee benefit plans maintained by Regions. Regions shall cause the Regions welfare benefit plans that cover the Continuing Employees after the Effective Time to
(i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Heritage's welfare benefit plans to be credited to such

Continuing Employees under the Regions welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the Regions welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefits plans maintained by Heritage and/or any Heritage Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of Regions and its Subsidiaries, provided that after the Effective Time there is no Material reduction (determined on an overall basis) in the benefits provided under the Heritage employee benefit plans. Regions also shall cause Heritage and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.13 of the Heritage Disclosure Memorandum to Regions between any Heritage Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Heritage Benefit Plans. Regions shall be responsible for the fees related to the termination of the Heritage Benefit Plans.

     8.14 Indemnification.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each Person entitled to indemnification from a Heritage Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Texas Law, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, however, that all rights to indemnification in respect of any claim asserted or made against an Indemnified Party within such six- (6) year period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval by Heritage is required to effectuate any indemnification, Regions shall cause Heritage to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or Heritage shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (employing counsel reasonably satisfactory to the Indemnified Parties), except that if Regions or Heritage elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are Material substantive issues which raise conflicts of interest between Regions or Heritage and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or Heritage shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless counsel for any Indemnified Party advises in writing that there are Material substantive issues which raise conflicts of interest between the Indemnified Parties, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written

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

consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.14.

     (d) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     8.15 Certain Modifications. Regions and Heritage shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and Heritage shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and Heritage also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect or deemed to have a Material Adverse Effect on Heritage as a consequence of any modifications or charges undertaken solely to the extent taken on account of this Section 8.15.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of Heritage shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

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

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

          (g) Tax Matters. Each Party shall have received a written opinion from Alston & Bird LLP, in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of Heritage Common Stock who exchange all of their Heritage Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received by holders of Heritage Common Stock who exchange all of their Heritage Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the Heritage Common Stock surrendered in exchange for the Regions Common Stock (reduced by an amount allocable to a fractional share interest in Regions Common Stock for which cash is received), and (iv) the holding period of the Regions Common Stock received by holders who exchange all of their Heritage Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the Heritage Common Stock surrendered in exchange therefor, provided that such Heritage Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Heritage and Regions reasonably satisfactory in form and substance to such counsel.

          (h) Simultaneously with the Closing, Texas Heritage Bank shall have purchased the real estate and all improvements thereon located at 1721 Wells Branch Parkway,

                                      A-35
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     Austin, Texas, from Furman Irrevocable Trust for cash in the amount of the appraised value of such property. The appraised value of such property shall be determined by Appraisers of Austin or such other state-certified appraiser as may be mutually agreeable to Regions and Heritage.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Heritage set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Heritage set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Heritage set forth in Sections 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Heritage set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Heritage; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material, "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Heritage or to a matter being "known" by Heritage shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Heritage to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Heritage shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Heritage's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Affiliate Agreements. Regions shall have received from each affiliate of Heritage the affiliates agreement referred to in Section 8.12 of this Agreement.

          (e) Claims Letters. Each of the directors and executive officers of Heritage shall have executed and delivered to Regions, letters in substantially the form of Exhibit 3.

          (f) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to Heritage, in substantially the form of Exhibit 4.

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

     9.3 Conditions to Obligations of Heritage. The obligations of Heritage to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Heritage pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Regions shall have delivered to Heritage (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Heritage and its counsel shall request.

          (d) Legal Opinion. Heritage shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 5.

          (e) Fairness Opinion. Heritage shall have received a letter from Hovde Financial, Inc., dated not more than five days prior to the date of the Proxy Statement, to the effect that in the opinion of such firm, the Exchange Ratio is fair to the stockholders of Heritage from a financial point of view.

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

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Heritage, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of Heritage; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Heritage and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Heritage fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by November 30, 2000, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and

Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.12, 8.13 and 8.14 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a 15% or more equity interest in, or 15% or more of the Assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock at the close of regular trading as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the trading day immediately preceding the date of the Heritage Stockholders' Meeting.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

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

          "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, entered into prior to the date of this Agreement, between Heritage and Regions.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Delaware Certificate of Merger" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "Heritage Common Stock" shall mean the $.10 par value common stock of Heritage.

          "Heritage Companies" shall mean, collectively, Heritage and all Heritage Subsidiaries.

          "Heritage Disclosure Memorandum" shall mean the written information entitled "Heritage Disclosure Memorandum" delivered prior to the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other purpose hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

          "Heritage Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Heritage as of September 30, 1999, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1999, (ii) the consolidated statements of condition (including related notes and schedules, if any) of Heritage as of December 31, 1998 and 1997, and related statements of income for each of the three years ended December 31, 1998, 1997, and 1996, included in the Heritage Disclosure Memorandum, and
     (iii) the consolidated statements of condition of Heritage (including related notes and schedules, if any) and related statements of income (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 1999.

          "Heritage Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Heritage.

          "Heritage Subsidiaries" shall mean the Subsidiaries of Heritage, which shall include the Heritage Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Heritage in the future and owned by Heritage at the Effective Time.

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, or chief financial officer of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in prevailing interest rates or other developments that affect the banking industry as a whole, (c) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (d) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (e) the Merger and compliance with the provisions of this Agreement (including, without limitation, the fees and expenses described in this Article 11 and the provisions of Section 7.2) on the operating performance of the Parties.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq NMS" shall mean the National Market System of The Nasdaq Stock Market.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management, as such term is defined in CERCLA (including, but not limited to, participating in a fiduciary capacity), and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either Heritage or Regions, and "Parties" shall mean both Heritage and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by Heritage to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of Heritage Common Stock.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 1999 and as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1999

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     and for each of the three years ended December 31, 1998, 1997, and 1996, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1999.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of Heritage in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of Heritage to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Superior Proposal" means, with respect to Heritage, any written Acquisition Proposal made by a Person other than Regions which is for (i)
     (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Heritage as a result of which either (1) Heritage's stockholders prior to such transaction (by virtue of their ownership of Heritage's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Heritage prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of Heritage and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of Heritage whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and
     (ii) which is otherwise on terms which the Board of Directors of Heritage in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

          "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

          "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "Texas Articles of Merger" shall mean the Articles of Merger executed by Regions and filed with the Secretary of State of the State of Texas relating to the Merger as contemplated by Section 1.1 of this Agreement.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Closing.....................................................  Section 1.2
Continuing Employees........................................  Section 8.13
Effective Time..............................................  Section 1.3
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(b)
Heritage Benefit Plans......................................  Section 5.13(a)
Heritage Contracts..........................................  Section 5.14
Heritage ERISA Affiliate....................................  Section 5.13(e)
Heritage ERISA Plan.........................................  Section 5.13(a)
Heritage Pension Plan.......................................  Section 5.13(a)
Indemnified Party...........................................  Section 8.14
Merger......................................................  Section 1.1
Regions SEC Reports.........................................  Section 6.5(a)
Takeover Laws...............................................  Section 5.19
Tax Opinion.................................................  Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Except for Hovde Financial, Inc. as to Heritage, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by Heritage or Regions, each of Heritage and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Heritage Common Stock will be exchanged for Regions Common Stock shall not be amended (except in accordance with Section 3.1(b) of this Agreement) after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Heritage Common Stock entitled to vote thereon.

     11.6 Waivers. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Heritage, to waive or extend the time for the compliance or fulfillment by Heritage of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (b) Prior to or at the Effective Time, Heritage, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Heritage under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Heritage except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                      Heritage:               HERITAGE BANCORP, INC.
                                              2414 Exposition Boulevard
                                              Suite 280
                                              Austin, Texas 78703
                                              Telecopy Number: (512) 381-1282
                                              Attention: Robert D. Wunsch
                                                          Chairman of the Board

                      Copy to Counsel:        JENKENS & GILCHRIST, PC
                                              1445 Ross Avenue
                                              Suite 3200
                                              Dallas, Texas 75202-2799
                                              Telecopy Number: (214) 855-4300
                                              Attention: Charles E. Greef

                      Regions:                REGIONS FINANCIAL CORPORATION
                                              417 N. 20th Street
                                              Birmingham, Alabama 35203
                                              Telecopy Number: (205) 326-7571
                                              Attention: Richard D. Horsley
                                                          Vice Chairman and Executive
                                                            Financial Officer

                      Copy to Counsel:        REGIONS FINANCIAL CORPORATION
                                              417 N. 20th Street
                                              Birmingham, Alabama 35203
                                              Telecopy Number: (205) 326-7751
                                              Attention: Samuel E. Upchurch, Jr.
                                                          General Counsel

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Texas relate to the consummation of the Merger.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                    ATTEST:                                         HERITAGE BANCORP, INC.

             By: /s/ CORINNE HOOKER                                By: /s/ ROBERT D. WUNSCH
  -------------------------------------------            -------------------------------------------
                 Corinne Hooker                                        Robert D. Wunsch
                   Secretary                                        Chairman of the Board

[CORPORATE SEAL]

ATTEST:                                                REGIONS FINANCIAL CORPORATION

        By: /s/ SAMUEL E. UPCHURCH, JR.                           By: /s/ RICHARD D. HORSLEY
  -------------------------------------------            -------------------------------------------
            Samuel E. Upchurch, Jr.                                   Richard D. Horsley
              Corporate Secretary                                       Vice Chairman

[CORPORATE SEAL]

                                                                      APPENDIX B


July 11, 2000


Board of Directors
Heritage Bancorp, Inc.
500 Highway 79 West
Hutto TX 78634

Members of the Board:


     We have reviewed the Agreement and Plan of Merger (the "Agreement") and related exhibits and schedules dated as of April 4, 2000 by and between Regions Financial Corporation ("Regions") and Heritage Bancorp, Inc. pursuant to which Heritage will be merged with and into Regions (the "Merger"). As is set forth in the Agreement, each of the issued and outstanding shares of Heritage Common shall be converted into the right to receive 1.50 shares of Regions Common Stock, subject to adjustment as provided for in the Agreement (the "Merger Consideration"). Capitalized terms used herein shall have the same meaning as in the Agreement, unless specifically stated otherwise.


     Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated October 18, 1999, between Heritage and Hovde, Hovde was engaged to assist Heritage in exploring various strategic options, including a potential affiliation of Heritage with another financial institution. Therefore, we are familiar with Heritage, having acted as its financial advisor in connection with the proposed transaction, and having participated in the negotiations leading to the Agreement.

     During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Heritage, its subsidiary, Texas Heritage Bank ("Texas Heritage") and Regions and material prepared in connection with the proposed transaction, including the following: the Agreement; certain publicly available information concerning Heritage, Texas Heritage, and Regions, including consolidated financial statements for each for the two years ended December 31, 1998 and 1999, respectively, as well as subsequent quarterly statements for the periods ended June 30, 1999, September 30, 1999 and March 31, 2000 for Heritage, Texas Heritage, and Regions, respectively; the nature and terms of recent sale and merger transactions involving bank and bank holding companies that we consider relevant; historical and current market data for the common stock of Regions; and financial and other publicly available information provided to us by the respective management of Heritage and Regions.

     In addition, we have conducted meetings with members of the senior management of Heritage, Texas Heritage and Regions for the purpose of reviewing the future prospects of both companies. We also took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions as well as our overall knowledge of the bank industry and our general experience in securities valuations.

Board of Directors
Heritage Bancorp, Inc.

July 11, 2000

Page  2

     We have acted as financial advisor to Heritage and Texas Heritage with respect to the proposed Merger. We will receive a fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with Heritage or Texas Heritage. In the ordinary course of their businesses, affiliates of Hovde may actively trade the debt and equity securities of Regions for their own account and, accordingly, they may at any time hold long or short positions in such securities.

     In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the publicly available materials provided to us by Heritage, Texas Heritage and Regions, and in the discussions with management of Heritage, Texas Heritage and Regions.

     Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Heritage in connection with the Merger as described in the Agreement is fair to such shareholders from a financial point of view.

                                          Sincerely,


                                          /s/  HOVDE FINANCIAL LLC

                                                                      APPENDIX C

                  VERNON'S TEXAS STATUTES AND CODES ANNOTATED
                            BUSINESS CORPORATION ACT
                                   PART FIVE

ARTICLE 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                  (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                  (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                  (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ARTICLE 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE
               ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

             (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty
        (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ARTICLE 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

          "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.


EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
  2.1   --     Agreement and Plan of Merger, dated as of April 4, 2000, by and between Heritage Bancorp, Inc. and Regions Financial
                  Corporation -- included as Appendix A to the Proxy
                  Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation
                  -- incorporated by reference from S-4 Registration Statement of Regions Financial Corporation, file no. 333-86975.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
                  Corporation, file no. 333-86975.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2.  --     Consent of Lange, Simpson, Robinson & Somerville LLP -
                  included in Exhibit 5.
 23.3   --     Consent of Alston & Bird LLP-included in Exhibit 8.
 23.4   --     Consent of Hovde Financial LLC.
 24.1   --     Power of Attorney
 99.    --     Form of proxy.


ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 13th day of July, 2000.



                                        REGISTRANT:

                                        REGIONS FINANCIAL CORPORATION



                                        BY: /s/ Richard D. Horsley
                                            ------------------------------
                                            Richard D. Horsley
                                            Vice Chairman of the Board and
                                            Executive Financial Officer





     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      SIGNATURE                              TITLE                            DATE
      ---------                              -----                            ----

         *
---------------------------          President and Chief Executive           July 13, 2000
Carl E. Jones, Jr.                        Officer and Director
                                     (principal executive officer)

/s/ Richard D. Horsley
---------------------------          Vice Chairman of the Board and          July 13, 2000
Richard D. Horsley                   Executive Financial Officer
                                            and Director
                                     (principal financial officer)
/s/ D. Bryan Jordan
---------------------------           Executive Vice President and           July 13, 2000
D. Bryan Jordan                               Comptroller
                                     (principal accounting officer)

         *
-----------------------------                Director                         July 13, 2000
Sheila S. Blair

         *
-----------------------------                Director                         July 13, 2000
James B. Boone, Jr.

         *
-----------------------------                Director                         July 13, 2000
James S.M. French

         *
-----------------------------                Director                         July 13, 2000
Olin B. King

         *
-----------------------------         Chairman of the Board                   July 13, 2000
J. Stanley Mackin                          and Director

         *
-----------------------------                Director                         July 13, 2000
Michael W. Murphy

         *
-----------------------------                Director                         July 13, 2000
Henry E. Simpson

         *
-----------------------------                Director                         July 13, 2000
Lee J. Styslinger, Jr.

         *
-----------------------------                Director                         July 13, 2000
W. Woodrow Stewart

         *
-----------------------------                Director                         July 13, 2000
John H. Watson

         *
-----------------------------                Director                         July 13, 2000
C. Kemmons Wilson, Jr.




* By /s/ Richard D. Horsley as attorney-in-fact July 13, 2000 pursuant to a power of attorney.

                               INDEX TO EXHIBITS



                                                                                                            SEQUENTIALLY
EXHIBIT                                                                                                       NUMBERED
NUMBER         DESCRIPTION                                                                                      PAGE
-------        -----------                                                                                  ------------

  2.1   --     Agreement and Plan of Merger, dated as of April 4, 2000, by and between
                 Heritage Bancorp, Inc. and Regions Financial Corporation -- included as
                 Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial Corporation,
                 file no. 333-86975.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from
                 S-4 Registration Statement of Regions Financial Corporation, file no. 333-86975.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2.  --     Consent of Lange, Simpson, Robinson & Somerville LLP - included in Exhibit 5.
 23.3   --     Consent of Alston & Bird LLP-included in Exhibit 8.
 23.4   --     Consent of Hovde Financial LLC
 24.1   --     Power of Attorney
 99.    --     Form of proxy.